                                                                    Exhibit 10.3

                             MASTER SUPPLY AGREEMENT


                                 BY AND BETWEEN


                                   DIVEO, INC.


                                       AND


                    LUCENT TECHNOLOGIES WORLD SERVICES, INC.






                        Effective as of November 22, 1999








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Master Supply Agreement                              Diveo / Lucent Confidential
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                                TABLE OF CONTENTS

1.   AGREEMENT OVERVIEW......................................................1
1.1.   General...............................................................1
1.2.   Territory.............................................................1
1.3.   Strategic Relationship................................................2

2.   TERM....................................................................2
2.1.   Initial Term..........................................................2
2.2.   Extension.............................................................2

3.   PURCHASING AND ORDERING.................................................3
3.1.   Purchase Orders.......................................................3
3.2.   Administrative Changes................................................4
3.3.   Timing of Delivery....................................................4
3.4.   Cancellation and Rescheduling of Purchase Orders......................6
3.5.   Termination of Purchase Orders........................................7
3.6.   Demonstration Products................................................8

4.   SHIPPING AND DELIVERY...................................................8
4.1.   Incorrect Delivery....................................................8
4.2.   Purchase Order Tracking...............................................8
4.3.   Packing...............................................................8
4.4.   Labeling..............................................................9
4.5.   Factory Testing.......................................................9
4.6.   Shipping..............................................................9
4.7.   Title and Risk of Loss...............................................10

5.   DELIVERY OF SERVICES...................................................10
5.1.   Use of Third Parties.................................................10
5.2.   Key Lucent Positions and Management Escalation Process...............11
5.3.   Implementation Plans, Milestones and Milestone Dates.................12

6.   ACCEPTANCE TESTING AND FINAL ACCEPTANCE................................12
6.1.   Acceptance Testing...................................................12
6.2.   Acceptance Testing Failures, Cure Periods and Remedies...............13
6.3.   Acceptance...........................................................13

7.   SERVICE LEVELS.........................................................14
7.1.   General..............................................................14
7.2.   Failure to Perform...................................................14
7.3.   Periodic Reviews.....................................................14
7.4.   Measurement and Monitoring Tools.....................................15

8.   SOFTWARE LICENSES AND PROPRIETARY RIGHTS...............................15
8.1.   Licenses.............................................................15
8.2.   Proprietary Rights...................................................16
8.3.   Right to Resell and Sublicense.......................................17
8.4.   Technical Materials Availability.....................................18

9.   DIVEO RESPONSIBILITIES.................................................18
9.1.   Facilities and Resources.............................................18
9.2.   Savings Clause.......................................................18

10.    CHARGES..............................................................19
10.1.  General..............................................................19


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10.2.  Taxes................................................................19
10.3.  Incidental Expenses..................................................20
10.4.  Commitment...........................................................20
10.5.  Lucent-Provided Financing............................................21
10.6.  Competitive Pricing..................................................23

11.    INVOICING AND PAYMENT................................................24
11.1.  Invoicing............................................................24
11.2.  Payment Due..........................................................25
11.3.  Accountability.......................................................26
11.4.  Proration............................................................26
11.5.  Set Off..............................................................26
11.6.  Disputed Charges.....................................................27
11.7.  Encumbrances.........................................................27

12.    CONFIDENTIALITY......................................................27
12.1.  Confidential Information.............................................27
12.2.  Obligations..........................................................27
12.3.  Exclusions...........................................................28
12.4.  No Implied Rights....................................................28

13.    REPRESENTATIONS, WARRANTIES AND COVENANTS............................29
13.1.  Pass-Through Warranties..............................................29
13.2.  Ownership or Use.....................................................29
13.3.  Authorization........................................................29
13.4.  Inducements..........................................................29
13.5.  Work Standards.......................................................30
13.6.  Product Warranties...................................................30
13.7.  Discontinued Lucent Products.........................................31
13.8.  Compliance...........................................................32
13.9.  Integration..........................................................32
13.10. Documentation........................................................33
13.11. Viruses..............................................................33
13.12. Disabling Code.......................................................33
13.13. Year 2000............................................................34
13.14. Disclaimer...........................................................34

14.    TERMINATION..........................................................34
14.1.  Termination for Cause................................................34
14.2.  Termination by Lucent................................................35
14.3.  Termination Option for Lucent's Failure to Provide Financing.........35
14.4.  Disengagement Assistance.............................................35

15.    LIABILITY............................................................35
15.1.  General Intent.......................................................35
15.2.  Liability Restrictions...............................................36
15.3.  Force Majeure........................................................36

16.    INDEMNIFICATION......................................................37
16.1.  Indemnities by Lucent................................................37
16.2.  Indemnities by Diveo.................................................38
16.3.  Infringement.........................................................38
16.4.  Indemnification Procedures...........................................39

17.    DISPUTE RESOLUTION...................................................40
17.1.  Informal Dispute Resolution..........................................40


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17.2.  Litigation...........................................................40
17.3.  Continued Performance................................................41
17.4.  Governing Law........................................................41

18.    INSURANCE REQUIREMENTS...............................................41

19.    GENERAL..............................................................42
19.1.  Binding Nature and Assignment........................................42
19.2.  Entire Agreement.....................................................42
19.3.  Notices..............................................................42
19.4.  Counterparts.........................................................43
19.5.  Relationship of Parties..............................................43
19.6.  Severability.........................................................43
19.7.  Consents and Approval................................................43
19.8.  Waiver of Default....................................................44
19.9.  Cumulative Remedies..................................................44
19.10. Survival.............................................................44
19.11. Public Disclosures...................................................44
19.12. Service Marks........................................................45
19.13. Third Party Beneficiaries............................................45
19.14. Amendment............................................................45
19.15. Interpretation.......................................................45
19.16. Incorporation by Reference and Order of Precedence...................45
19.17. Right of Access......................................................46
19.18. Export Control.......................................................46



                               LIST OF SCHEDULES
              ----------------------------------------------------
              Glossary            Glossary of Defined Terms
              Schedule A          Scope of Deliverables
              Schedule B          Service Level Agreements
              Schedule C          Pricing
              Schedule D          Territory
              Schedule E          Product Documentation and Specifications
              Schedule F          Acceptance Test Plans
              Schedule G          Training
              Schedule H          Warranty Periods
              Schedule I          Key Lucent Personnel and Escalation Procedures
              Schedule J          Purchase Order and Change Order Process
              Schedule K          City Plan Template
              Schedule L          Diveo Requirements Document


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Master Supply Agreement               iii            Diveo / Lucent Confidential
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                             MASTER SUPPLY AGREEMENT

      This Master Supply Agreement (together with the Schedules attached hereto, the "Agreement"), effective as of November 22, 1999 (the "Effective Date"), is entered into by and between DIVEO, INC., a Delaware corporation with offices located at 3201 New Mexico Avenue, NW, Suite 320, Washington, D.C. 20016 (and together with its Affiliates, "Diveo" or "Buyer"), and LUCENT TECHNOLOGIES WORLD SERVICES, INC., a Delaware corporation with offices located at 2333 Ponce De Leon Boulevard, Coral Gables, Florida 33134 ("Lucent" or "Seller"). The Parties agree that the following terms and conditions shall apply to the products and services to be provided by Lucent under this Agreement in consideration of certain payments to be made by Diveo. Capitalized terms used in this Agreement are defined in the "Glossary of Defined Terms" attached hereto and incorporated herein by this reference.


1.    AGREEMENT OVERVIEW

      1.1.  General.

            (a) This Agreement sets forth the general terms and conditions under which Diveo may purchase and receive Products and Services from Lucent.

            (b) The Parties acknowledge that this Agreement does not grant to Lucent an exclusive privilege to sell or otherwise provide to Diveo any or all of the Products or Services of the type described in this Agreement. Diveo may contract with other manufacturers and suppliers for the procurement of comparable equipment, software, systems, deliverables or services. Lucent is not restricted from selling the types of products or services that may be purchased and ordered by Diveo hereunder to other parties, except as provided in Section 8.2 with respect to Developed Deliverables.

            (c) Promptly following the Effective Date, Diveo shall cause its Affiliates in the Territory to execute supplemental signature pages to this Agreement in order to permit such Affiliates to purchase Products and Services under this Agreement. Likewise, Lucent shall, promptly following the Effective Date, cause its Affiliates in the Territory to execute supplemental signature pages to this Agreement to obligate such Affiliates to the terms and conditions of this Agreement. Diveo and Lucent each agree to guarantee the performance of their respective Affiliates under this Agreement.

      1.2.  Territory.

            (a) The Parties agree that as of the Effective Date the terms of this Agreement shall apply with respect to Lucent's provision of Products and Services within the Territory to Diveo and Diveo's Affiliates.

            (b) The Territory shall be expanded in the event that (i) the Parties mutually agree to add a country to the list of those countries comprising the Territory, in which case, the Parties shall amend Schedule D to list such country or (ii) Lucent or its Affiliates are directly selling in the normal course of business in other countries in Latin America similar type products and services as those that Diveo can

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                  purchase hereunder, in which case, Schedule D shall be deemed to be amended to include such additional countries.

      1.3.  Strategic Relationship.

            (a) Lucent-provided Roof Rights and Building Access. If requested by Diveo, Lucent shall grant to Diveo, at no cost to either Party, roof and interior rights to buildings in the Territory owned by Lucent. In addition, Lucent shall, at no out of pocket cost from Lucent to a third party, reasonably assist Diveo in obtaining such rights with respect to any other buildings leased or occupied by Lucent in the Territory. Nothing herein shall obligate Lucent to violate any of its existing real property lease agreements or any other agreement or legal instrument to which Lucent is subject. Within ninety
                  (90) days of the Effective Date and semi-annually thereafter upon Diveo's written request, Lucent shall provide Diveo with a written list of all addresses of current real estate properties owned or leased by Lucent in the Territory.

            (b) Business Development. The Parties will provide reasonable marketing support to each other in connection with business opportunities of each Party. Such support may also include co-marketing activities where Lucent would also sell Diveo services and products in conjunction with Lucent services and products.

            (c) Network Element Recommendations. From time to time during the Term of this Agreement, Lucent may provide, under a Purchase Order Project Engineering and Professional Services (as referred to in Schedule A). In the Event Diveo engages Lucent to provide such Project Engineering and Professional Services pursuant to an accepted Purchase Order, Lucent agrees to consider what is in the best interests of Diveo in making product and services recommendations, including recommending Third Party Products and services where appropriate, even where Lucent has competing products and services.

2.    TERM

      2.1.  Initial Term.

            The term of this Agreement shall begin upon the Effective Date and shall continue for a period of five years (the "Initial Term"), unless terminated earlier or extended in accordance with this Agreement.

      2.2.  Extension.

            This Agreement shall be extended for additional one year periods on the terms then in effect (each, an "Extended Term" and together with the Initial Term, the "Term") unless (i) a Party gives the other Party written notice sixty (60) days prior to the expiration of the Initial Term or Extended Term or (ii) the Agreement is otherwise terminated earlier in accordance with the terms of this Agreement.

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3.   PURCHASING AND ORDERING

      3.1.  Purchase Orders.

            (a) All purchases of Products or Services shall be made by means of orders (each, a "Purchase Order", such term to include any changes made to the Purchase Order pursuant to the terms of this Agreement, including the Change Order process set forth in Schedule J) issued and executed by Diveo or any of Diveo's Affiliates to Lucent (or Lucent's applicable Affiliate, in the case of Services to be performed in one of the countries forming part of the Territory) from time to time pursuant to this Section and Schedule J. Diveo will not be liable to Lucent for any charges, additional or otherwise, for Products or Services provided by Lucent unless set forth in a Purchase Order, or otherwise mutually agreed upon by the Parties in writing.

            (b) Lucent agrees to provide and deliver, and Diveo agrees to purchase according to the terms of this Agreement, including the Purchase Order and Change Order Process and lead times set forth in Schedule J:

                  (i) Any Product or Service listed in a Schedule hereto that is specified by Diveo in a Purchase Order that conforms to Subsection (f) of this Section; and

                  (ii) Any other Product or Service specified by Diveo in a Purchase Order that conforms to Subsection (f) of this Section and is accepted or is deemed to be accepted by Lucent in accordance with Subsection (d) below.

            (c) Schedule J contains Purchase Order processes that the Parties will utilize in connection with the issuance of Purchase Orders. Part of this process includes Purchase Order Initiation Forms (POIFs).

                  (i) Within five (5) Business Days after Lucent's receipt of a POIF, which Diveo may present in connection with the potential supply of Third Party Content to be provided on a cost plus basis or other Products and Services (including those to be provided by Lucent) for which no price is specified in Schedule C, Lucent shall acknowledge its receipt of such POIF and shall provide Diveo with its preliminary feedback regarding the subject matter thereof.

                  (ii)  As soon as practicable, but in any event within fifteen
                        (15) business days after Lucent's receipt of the POIF, Lucent shall, to the extent applicable, identify for Diveo's approval: (1) the proposed third party suppliers, (2) their associated price quotations, (3) any other proposed terms relating to the purchase of such Products or Services from such third parties, and,
                        (4) in the case of Products or Services to be provided by Lucent, the proposed Lucent price (subject to and in accordance with the pricing set forth in this Agreement).

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                  (iii) If Lucent fails to comply with its obligations as
                        specified in this Subsection (c), but Diveo nevertheless proceeds to order the related Third Party Content through Lucent, Lucent shall only be entitled to an 8% markup on such Third Party Content (i.e., Lucent shall not be eligible for the full 20% markup that it otherwise might have been able to earn with respect to such purchase as provided in Schedule C); provided that nothing in this provision shall be deemed to limit Lucent's otherwise applicable obligations with respect to such Third Party Content.

            (d) To the extent that any Purchase Order is either consistent with (i) the requirements of a City Plan approved by Lucent or
                  (ii) Lucent's ordering lead times set forth in Schedule J for the Products and Services identified therein, then Lucent may not reject such Purchase Order and shall be deemed to have accepted a Purchase Order on the first business day immediately following receipt of such Purchase Order. Otherwise, Lucent shall be deemed to have accepted a Purchase Order by close of business of the tenth (10th) business day following receipt of such Purchase Order if Lucent has not notified Diveo in writing of its rejection of the Purchase Order pursuant to Section 19.3 prior to such time. In the event of a disaster declared by Diveo, Lucent will use commercially reasonable efforts to expedite the acceptance of any Purchase Orders that are submitted by Diveo as a means of mitigating the adverse effects to Diveo of such disaster; provided, however, that the terms and conditions of Section 3.3(c) shall not apply to such Purchase Order.

            (e) Estimates or forecasts furnished by Diveo to Lucent shall not constitute Purchase Orders or commitments for purchases.

            (f) Purchase Orders placed under this Agreement may be made by means of mail or fax pursuant to Section 19.3, Diveo's extranet ordering system, or such other mutually agreed upon methods (e.g., electronic data interchange). No Purchase Order or other ordering document which would otherwise modify or supplement this Agreement or any Schedule shall add to or vary the terms of this Agreement. All such proposed variations or additions (whether submitted by either Party) are hereby objected to and deemed material. Each Purchase Order shall contain the applicable information set forth in Schedule J.

      3.2.  Administrative Changes.

            Lucent will use commercially reasonable efforts to notify Diveo at least thirty (30) calendar days in advance of any administrative changes with respect to any Product set forth in Schedule A or previously provided by Lucent to Diveo, such as changes in product part numbers or descriptions, as well as newly compatible products or components.

      3.3.  Timing of Delivery.

            (a) The Delivery and Acceptance dates for Products and Delivery for Services shall be firm. Lucent will deliver Products and Services strictly in accordance with

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                  the terms and conditions of accepted or deemed accepted
                  Purchase Orders or Change Control Form (as such Change Control Form is further described in Schedule J).

            (b) If Lucent discovers any potential delay that threatens the timely Delivery and Acceptance of Products or the Delivery of Services with respect to a Purchase Order, Lucent shall immediately notify Diveo of such delay. If requested by Diveo, Lucent shall provide a written plan for correction of such delay.

            (c) Subject to Sections 3.1(d), 9.2 and 15.3, if Lucent fails to deliver

                  (i) any Product or Service for which a corresponding Delivery time is set forth in Schedule J of the Agreement in accordance with such corresponding Delivery time;

                  (ii) any other Products or Services in accordance with the scheduled Delivery date or Acceptance date set forth in the corresponding accepted Purchase Order;

                  then after five (5) business days following such scheduled Delivery or Acceptance date, as applicable, Diveo shall be entitled to deduct from the price of the Products, Services or both (if included in the Purchase Order) an amount equal to one-tenth of a percent (.1%) of the price of Products and Services under such Purchase Order for each calendar day of delay after such five-day grace period until actual Delivery or Acceptance (or Provisional Acceptance), as applicable, of such Products and Services, up to a maximum deduction of one hundred percent (100%) of the price for such Products and Services (the "Delivery Pricing Adjustment"). Notwithstanding the preceding sentence, Lucent shall not be liable for a Delivery Pricing Adjustment to the extent that Lucent can demonstrate that its failure to deliver a Product or Service in accordance with the scheduled Delivery or Acceptance date, as applicable, set forth in the corresponding Purchase Order is reasonably caused by (i) the wrongful actions of Diveo, or
                  (ii) a force majeure condition as defined in this Agreement, or (iii) a change, revision, modification, or special requirement with respect to such Product, or Service, or the Delivery date for such Product or Service, each to the extent requested by Diveo and approved by Lucent after Lucent has accepted the Purchase Order corresponding to such Product or Service. To the extent that Diveo has not otherwise terminated the Purchase Order as provided in Subsection 3.5 below and Diveo has elected to take the Delivery Pricing Adjustment as provided above, such adjustment shall be Diveo's sole and exclusive monetary remedy with respect to the delay attributable to the failure to complete the Purchase Order; provided, however, that in the event Lucent has persistent delays over multiple Purchase Orders, such Delivery Pricing Adjustment shall be in addition to any other rights or remedies Diveo may have under this Agreement or at law or in equity. Lucent agrees not to make an economic determination not to deliver a Product or Service under a particular Purchase Order due to the Delivery Pricing Adjustment.

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            (d)   If Lucent fails to make any Delivery or Acceptance (or
                  Provisional Acceptance) of a Product or Delivery of a Service within the lesser of

                  (i) forty-five (45) calendar days after the scheduled Delivery date or Acceptance date set forth in the corresponding Purchase Order, and

                  (ii) such other time period as mutually agreed by the Parties,

                  Then Diveo shall be entitled to terminate the corresponding Purchase Order in accordance with Section 3.5.

            (e) Lucent agrees to use its commercially reasonable efforts to have scheduled shipment dates for Purchase Orders to be as close to the Delivery date as possible.

      3.4.  Cancellation and Rescheduling of Purchase Orders

            (a) Diveo can cancel Purchase Orders with respect to Products contained in such Purchase Orders, in whole or in part at no cost or liability anytime up to forty-five (45) days prior to the scheduled shipment date for such Product. Should Diveo cancel any Purchase Order for Products, in whole or in part other than pursuant to Section 3.5, during the forty-five (45) day period prior to the scheduled shipment date, Diveo agrees to pay to Lucent cancellation and reconfiguration charges equal to:

                  (i) five percent (5%) of the value of the canceled portion of the Purchase Order if the cancellation notice is given between twenty (20) and forty-five (45) days prior to the scheduled shipment date; or

                  (ii) twenty percent (20%) of the value of the canceled portion of the Purchase Order if the cancellation notice is given within twenty (20) days prior to the scheduled shipment date.

            (b) Diveo can cancel Purchase Orders with respect to Services contained in such Purchase Orders, in whole or in part, at no cost or liability anytime prior up to twenty (20) days prior to the scheduled start date set forth in the Purchase Order. Should Diveo cancel any Purchase Order for Services, in whole or in part other than pursuant to Section 3.5, during the twenty (20) day period prior to the scheduled start date, Diveo agrees to pay to Lucent cancellation charges for which Diveo has been given prior notice on an Out-of-Pocket Expenses basis equal to Lucent's demonstrable cancellation fees payable to a third party, if any, as a direct result of such Diveo cancellation..

            (c) Purchase Orders for Products only may not be canceled following shipment of the Products. Purchase Orders for Services only may not be canceled following start of the Service. The foregoing shall not impact any rights or remedies otherwise available to Diveo under this Agreement.

            (d) Following the Change Control process as specified in Schedule J, Diveo may change the "ship to" destination of any Product corresponding to a Purchase

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                  Order by submitting notice to Lucent in writing at least ten
                  (10) calendar days prior to delivery of the Product(s) at the designated site. If such change is requested by Diveo with less than forty-eight hours of notice prior to shipment, Lucent will use all reasonable efforts to implement such change. Diveo will be responsible for all additional Out-of-Pocket Expenses that Lucent reasonably incurs as a direct result of such change. Lucent will provide Diveo with an estimate of such Out-of-Pocket Expenses as soon as possible following Diveo's notice.

            (e) Diveo may, without cost to Diveo, reschedule Delivery of any Product corresponding to any Purchase Order at anytime prior to actual shipment such that the resulting rescheduled shipping date is up to one hundred twenty (120) days from the original scheduled shipment date specified in the Purchase Order (or such later date as either mutually agreed upon by the Parties or identified as the ship date by Lucent); provided, however, that unless otherwise agreed upon by the Parties, Diveo may not reschedule any Product if the Delivery of such Product was previously rescheduled by Diveo pursuant to this Subsection (e). Such rescheduling shall be at no liability to Diveo. Provided that the rescheduling was not caused by delays by Lucent, Diveo shall be responsible solely for additional Out-of-Pocket Expenses actually incurred by Lucent for third party storage and transportation, if any.

            (f) Diveo may reschedule Delivery of any Service corresponding to any Purchase Order at anytime prior to scheduled start date such that the resulting rescheduled delivery date is up to one hundred twenty (120) days from the original start date specified in the Purchase Order (or such later date as either mutually agreed upon by the Parties). Such rescheduling shall be at no cost or liability to Diveo.

            (g) For the limited purpose of Diveo exercising its rights to cancel or reschedule Delivery of Purchase Orders pursuant to this Section only, all references in this Section 3.4 to the scheduled shipment date specified in the Purchase Order shall be extended day-for-day by the number of days Lucent is delayed or is reasonably expected to be delayed in meeting the scheduled shipment date.

      3.5.  Termination of Purchase Orders.

            (a) As provided in Sections 3.3(d) and 6.2, Diveo may, by giving written notice to Lucent, terminate the applicable Purchase Order, in whole or in part, for cause as of a date specified in the notice of termination. Additionally, in the event that a Product fails to comply with the applicable Acceptance Criteria as set forth in the Agreement, then Diveo may, by giving written notice to Lucent, terminate, in whole or in part for cause as of a date specified in the notice of termination, any Purchase Orders under which Diveo has ordered a quantity of the same Product or related Services and Lucent has not yet Delivered such Products or related Services.

            (b) In either of such events as described in Subsection (a), Diveo may return to Lucent, those Products forming part of the same Purchase Order that were delivered by Lucent during the sixty
                  (60) days immediately preceding the

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                  termination of the Purchase Order and that were intended to be integrated and/or installed by Lucent with the foregoing Products subject of the events described in Subsection (a), in which case Lucent shall promptly refund to Diveo all charges paid by Diveo to Lucent for such Products, and Diveo shall have no further payment obligations to Lucent with respect to such Products. The foregoing refund will be in the form of a credit and payable by Lucent to Diveo in accordance with
                  Section 11.1(c).

      3.6.  Demonstration Products.

            From time to time and at Diveo's reasonable request and at Lucent's discretion, Lucent may, at no charge, provide Diveo with limited quantities of Lucent Products not previously introduced to the market generally by Lucent for the purpose of Diveo's evaluation (or demonstration) for a trial period. Such trial shall be conducted upon written terms and conditions mutually acceptable to the Parties.

4.    SHIPPING AND DELIVERY

      4.1.  Incorrect Delivery.

            (a) Early deliveries of Products may be refused due to space or security considerations and returned or stored at Lucent's expense and risk of loss.

            (b) Diveo assumes no liability for Services rendered or Products produced, processed, rendered or shipped in excess of the amounts specified in any Purchase Order submitted pursuant to this Agreement.

            (c) If Lucent makes a proper shipment in a timely manner and the Diveo facility is not prepared to receive the shipment, Diveo will be responsible for unavoidable Out-of-Pocket Expenses that Lucent reasonably incurs as a direct result of Diveo's failure to prepare. Lucent will provide Diveo with an estimate of such Out-of-Pocket Expenses as soon as possible following Diveo's notice.

      4.2.  Purchase Order Tracking.

            In accordance with Schedule J, Lucent shall be responsible for tracking and reporting on the Delivery and Acceptance (if installation Services are being provided) of all Products from receipt of the corresponding Purchase Order until Delivery or Acceptance, as applicable, of such Products to the Diveo-designated place of Delivery or Acceptance. Lucent will provide Diveo with current status reports and information on Purchase Orders on a monthly basis or more often as requested by Diveo and such other information and reports as reasonably requested by Diveo regarding Purchase Orders.

      4.3.  Packing.

            All Products delivered to Diveo pursuant to this Agreement shall be preserved, packaged and packed by Lucent to ensure safe Delivery to their destinations without damages due to shipment.

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      4.4.  Labeling.

            (a) Lucent will label each component of any Lucent Product no later than at the time of Delivery of such components (or upon installation if Lucent is to provide installation Services in connection with such components). In addition to the foregoing, Lucent will use reasonable and good faith efforts to label each component of any Lucent Product, each container and each set of packing documentation with any Diveo-provided asset identification information prior to the Delivery or installation of such components. Lucent shall follow industry practices in labeling Products.

            (b) Lucent will mark each shipping carton with (i) a brief description of the contents and quantities of the Products shipped within such shipping carton, and (ii) the address of the Delivery destination specified on the applicable Purchase Order.

      4.5.  Factory Testing.

            The Lucent Products shall be tested by Lucent in accordance with Lucent's relevant standard factory testing procedures. Diveo shall have the right, but not the obligation, to be present during the performance of such factory tests. If requested by Diveo, Lucent agrees to provide results of the tests for such Lucent Products purchased by Diveo hereunder, consistent with Lucent's applicable policies.

      4.6.  Shipping

            (a) Lucent will notify Diveo of Lucent's intent to ship Products within a reasonable time prior to the scheduled Delivery date as specified in the Purchase Order at the Delivery destination address specified in a Purchase Order, so as to permit Diveo to make necessary arrangements for receipt of the shipment. The foregoing notwithstanding, Lucent shall deliver such Products consistent with the agreed upon City Plan and otherwise in accordance with the Agreement.

            (b) Lucent will ship all Products to the Delivery destination specified by Diveo in the corresponding Purchase Order in accordance with applicable laws and regulations. All shipments to Diveo's premises shall be consistent with Diveo's reasonable shipping and delivery processes and procedures provided or identified to Lucent in writing. Lucent will (i) ship all deliveries complete unless otherwise agreed by Diveo, and (ii) not ship any substitute item in place of a Product specified in a Purchase Order that differs in form, fit or function, unless otherwise agreed by Diveo in writing.

            (c)   Unless otherwise instructed by Diveo, Lucent will:

                  (i) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the one which contains the memorandum;

                  (ii) verify that bills of lading match corresponding shipping invoices; and

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                  (iii) forward applicable bills of lading and shipping notices with items shipped.

            (d)   All deliveries will be made as provided in Schedule C.

      4.7.  Title and Risk of Loss.

            (a) Risk of loss of any Product shipped to Diveo will pass to Diveo upon delivery of the Product to the designated site. In the event a Product or Products are ordered with installation, implementation and/or engineering Services, Lucent shall continue to be responsible for all risk of loss on such Product or Products (as if risk of loss did not pass upon Delivery) until Acceptance of the Product or Products. In connection with all of the foregoing, Lucent shall obtain all necessary insurance its own name and shall be responsible for any loss to the Products prior to the time periods set forth above.

            (b) License to use Software and title to Products shall pass to Diveo as follows:

                  (i) Where a Product or Software is shipped to the designated site or destination specified in the Purchase Order from a country that is different from the country of such designated site or destination (the country of such designated site or destination the "Destination Country"), such title to the Product or license to use such Software, as applicable, shall pass immediately prior to importation in the Destination Country; or

                  (ii) Where a Product or Software is shipped to the designated site or destination specified in the Purchase Order from within the same country as the country of such designated site or destination, such title to the Product or license to use such Software, as applicable, shall pass upon delivery of such Product or Software to the designated site or destination specified in the Purchase Order.

5.    DELIVERY OF SERVICES

      5.1.  Use of Third Parties.

            (a) Lucent shall notify Diveo in writing in advance of engaging any subcontractor to perform any of the obligations of Lucent hereunder. Diveo shall have five (5) business days (or two (2) business days in the event of an emergency) from receipt of such notification to approve or disapprove the named subcontractor in writing, provided that any disapproval of a subcontractor is reasonably based. In the event that Diveo fails to disapprove a subcontractor within the aforesaid period, Diveo shall be deemed to have approved the said subcontractor.

            (b) Lucent will remain solely responsible for all obligations performed by its subcontractors to the same extent as if such obligations were performed by Lucent itself. Lucent shall be Diveo's sole point of contact regarding Products and Services provided by such subcontractors, including with respect to payment. Lucent will not disclose Confidential Information of Diveo to a

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                  subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such information in a manner substantially equivalent to that required of Lucent under this Agreement, and in all respects, only on a "need-to-know" basis.

            (c) Upon Diveo's request, Lucent shall provide program management with respect to Diveo's personnel and third party service providers contracted directly by Diveo to perform services related to the Products and Services. Subject to the terms of this Agreement, Diveo retains the option (at its sole discretion) to utilize their direct, indirect or contracted personnel to perform services under this Agreement. In the event Lucent intends to subcontract a particular component of the Services to a third party, Lucent shall notify Diveo and Diveo shall have the option (which option shall be exercised within a reasonable time), in its sole discretion, to perform such services itself or through its own subcontractor. Such Diveo personnel and third parties shall not be considered Lucent subcontractors for the purposes of this Agreement and Lucent shall not be liable for the performance of such services under this Agreement.

      5.2.  Key Lucent Positions and Management Escalation Process.

            (a) Lucent shall assign individuals reasonably acceptable to Diveo to fill the "Key Lucent Positions" set forth as such in
                  Schedule I, as Schedule I is amended from time to time by the mutual written agreement of the Parties.

            (b) In accordance with Section 17.1, issues arising between the Parties may be escalated in accordance with management escalation procedures set forth in Schedule I.

            (c) Lucent agrees to use reasonable efforts to minimize any turn-over or reassignment of the personnel filling the Key Lucent Positions. Lucent agrees that personnel filling Key Lucent Positions may not be transferred or re-assigned until a suitable replacement has been put into place and the functions and responsibilities of the individual being transferred or re-assigned have been properly transitioned to the replacement. Lucent agrees to consult with Diveo in connection with the transfer or re-assignment of any personnel in the Key Lucent Positions.

            (d) As further provided in Schedule I, upon commencement of each project (i.e., installation, implementation and/or engineering Services), and until such time as the implementation for such project is complete, Lucent shall appoint and maintain a project manager, reasonably acceptable to Diveo, to devote the necessary time and effort to the provision of the Services required to fulfill the implementation of such project. Diveo shall likewise appoint a project manager for each project. Each Party's project manager shall be familiar with the project and shall have authority to make day-to-day and emergency decisions on behalf of such Party during the implementation of the project.


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      5.3.  Implementation Plans, Milestones and Milestone Dates.

            For all projects (e.g., installation, implementation and/or engineering Services) that result in the installation, implementation and/or engineering of of Product(s):

            (a) Lucent shall prepare for Diveo's review, comment and approval, a detailed, task-level implementation plan delineating milestones (each, a "Milestone"), Milestone completion dates (each, a "Milestone Date"), together with each Party's respective responsibilities associated with the installation or implementation work.

            (b) If Lucent fails to achieve a Milestone on or before the corresponding Milestone Date, (i) Lucent's Country Project Manager (or in the event such position no longer exists, an executive with a similar level of responsibility) will meet with Diveo in person at Diveo's facilities, explain to Diveo the root cause for the delay, and present to Diveo a plan to remedy such failure, (ii) Lucent will take appropriate preventive measures so that the failure does not recur, and reasonably demonstrate to Diveo that such measures have been performed.

6.    ACCEPTANCE TESTING AND FINAL ACCEPTANCE

      6.1.  Acceptance Testing.

            (a) Schedule F (Acceptance Test Plans) describes the three levels of testing for the Products (i.e., unit testing, network element testing and system testing) and such testing will be implemented in accordance with Schedule F.

            (b) In the event Lucent is providing Services that includes Acceptance testing of Products, Lucent shall perform the testing (for Diveo's review and Acceptance) in accordance with Schedule F and the applicable Acceptance Test Period. Alternatively, if Diveo is performing the Acceptance testing without the assistance of Lucent, Acceptance testing of the Products shall be conducted by Diveo within the applicable Acceptance Test Period.

            (c) In either case as set forth in (b) above, if such Product(s) meets its Acceptance Criteria, Diveo will notify Lucent in writing that such Product has received Acceptance pursuant to
                  Section 6.3. If such Product(s) does not meet its Acceptance Criteria, Diveo may notify Lucent in writing of the failures of the Product(s) to meet its Acceptance Criteria and Lucent shall correct such problems in accordance with Section 6.2; provided, however, if Lucent is providing Services that includes Acceptance testing, Diveo shall not be obligated to provide such notice of failures until such time following Lucent's notice to Diveo that the Products have passed the applicable Acceptance Criteria (i.e., Lucent Certification) and are available for verification by Diveo in accordance with Schedule F. Alternatively, Diveo may accept such Product pursuant to Section 6.3 upon the condition that such failures will be corrected by Lucent within a period of time reasonably specified by Diveo (such acceptance a "Provisional Acceptance"). In the event Diveo or its Affiliates, as applicable, places a Product into commercial, revenue producing service, such Product shall


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

                  be considered Provisionally Accepted; provided that final Acceptance of such Product shall be based upon the condition that all other Products subject of the Purchase Order that are required to be installed together and integrated as a complete system also pass Acceptance.

      6.2.  Acceptance Testing Failures, Cure Periods and Remedies.

            (a) If any Product(s) subject to Acceptance testing as described in Section 6.1 fails to pass Acceptance testing, Diveo will promptly (and in no event later than the applicable Acceptance Testing Period) notify Lucent in writing, specifying the nature of the failure in reasonable detail. Within ten (10) days after receiving notice from Diveo, Lucent shall either
                  (i) correct all problems identified by Diveo, or, if that is not reasonably possible, (ii) develop a plan for Diveo's acceptance that describes in reasonable detail the steps Lucent intends to take to correct such problem(s) within thirty (30) days, and diligently proceed according to the plan until all of the problem(s) are corrected. Upon completion of such problem corrections, Diveo shall reconduct the Acceptance testing as provided in Section 6.1 to the extent that Diveo deems necessary to determine the compliance of the Product with the Acceptance Criteria.

            (b) Notwithstanding Subsection (a) above, if after a reasonable number of repeated efforts (but not more than three (3) attempts or more than a total of sixty (60) days for curing all problems encountered), Lucent is unable to correct all of the problems preventing Acceptance, Diveo may at its election:

                  (i) extend the testing periods for a reasonable period of time and require Lucent to immediately replace the non-conforming item(s);

                  (ii) accept the affected items at a mutually agreed reduced price that reflects the diminished functionality, to be replaced by full functionality items in the future at Diveo's discretion, at which time full payment will be made; or

                  (iii) cancel or modify the corresponding Purchase Order and any other affected Purchase Order for cause and at no cost to Diveo and Lucent shall promptly refund (not to exceed 30 days) any amounts paid by Diveo or its Affiliates for such Purchase Orders.

      6.3.  Acceptance.

            A Product shall be considered to be accepted (the "Acceptance") only as follows:

            (a) With respect to a Product or Products subject of a Purchase Order without installation, implementation and/or engineering Services), such Products shall be Acceptance tested within five (5) business days of delivery of the Product or Products to the designated site or destination named in the Purchase Order. Such Acceptance testing shall include an incoming inspection to verify that such Product has been delivered in accordance with the corresponding Purchase Order and meets the Acceptance Criteria; and


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            (b)   With respect to any other Product, such Product shall be
                  considered to be accepted upon the earliest of:

                  (i) receipt by Lucent of written notice by Diveo certifying that such Product conforms to its Acceptance Criteria;

                  (ii) satisfaction of all conditions underlying a Provisional Acceptance as described in Section 6.1, or

                  (iii) the expiration of the Acceptance Testing Period for such
                        Product without notice of non-acceptance or of the terms of a Provisional Acceptance by Diveo.

                  Notwithstanding anything to the contrary herein, Acceptance of a Product shall only occur in accordance with the terms of this Agreement.

7.    SERVICE LEVELS

      7.1.  General.

            Lucent shall at all times meet or exceed the quantitative and qualitative service levels identified in Schedule B (the "Service Levels").

      7.2.  Failure to Perform.

            (a) Lucent recognizes that its failure to meet Service Levels as specified in Schedule B, may have a material adverse impact on the business and operations of Diveo. Accordingly, in the event that Lucent fails to meet such Service Levels for reasons other than the wrongful actions of Diveo (including Diveo's failure to perform its duties and obligations on a timely basis) or circumstances that constitute force majeure under this Agreement, Diveo may elect, in addition to any other rights or remedies available to Diveo hereunder, to pursue remedies according to Schedule B.

            (b) If Lucent fails to meet any Service Level, Lucent shall (i) investigate and report on the root causes of the problem; (ii) advise Diveo, as and to the extent requested by Diveo, of the status of remedial efforts being undertaken with respect to such problems; (iii) correct the problem and begin meeting the Service Levels in the case that the root causes of the problem are within Lucent's control; and (iv) take appropriate preventive measures so that the problem does not recur.

      7.3.  Periodic Reviews.

            Within three (3) months after the expiration of the first year following the Effective Date and at least annually thereafter, Diveo and Lucent shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to provide the Products and perform the Services.


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      7.4.  Measurement and Monitoring Tools.


            Lucent shall use the measurement and monitoring tools and procedures required to measure and report Lucent's performance of the Services against the applicable Service Levels. Lucent shall report on all Service Levels each month during the Term. Such measurement and monitoring will permit reporting at a level of detail sufficient to verify compliance with the Service Levels and will be subject to audit by Diveo. Lucent shall provide Diveo with information and access to such tools and procedures upon request, for purposes of verification.

8.   SOFTWARE LICENSES AND PROPRIETARY RIGHTS

      8.1.  Licenses.

            (a) Commencing upon Delivery of Software pursuant to this Agreement, Lucent grants Diveo and its Affiliates a perpetual, transferable (as provided herein), nonexclusive, fully-paid, royalty-free, irrevocable (except as provided by Subsection
                  (b) of this Section) and world-wide right and license (or sublicense in the case of Software owned by a third party) to use, copy (as provided herein), access, display, operate and process the Software provided to Diveo pursuant to a Purchase Order (collectively, the "Licenses"). These rights may be exercised through officers, employees and agents for the sole purpose of providing services to Diveo and its Affiliates. Diveo may copy the Software for back-up purposes and for uses that are in accordance with this Agreement. Any such reproduction will include any copyright or similar proprietary notice contained in the Software being reproduced. Diveo may not decompile, disassemble or reverse engineer the Software.

            (b)   Lucent may revoke a particular License if and only if Diveo
                  (i) fails to pay undisputed licensing fees associated with such License, and such nonpayment is not cured within thirty
                  (30) calendar days after written notice of such nonpayment provided by Lucent to Diveo or (ii) fails to use commercially reasonable efforts to cease from decompiling, disassembling or reverse engineering the Software following receipt of notice from Lucent.

            (c) To the extent that Lucent is unable to secure the rights specified in Section 8.1 with respect to Software associated with Third Party Products, it shall be excused from that obligation, provided that it gives Diveo prior written notice of such inability sufficiently in advance so that Diveo may seek alternate means of obtaining such rights.

            (d) Diveo may, at no charge, relocate any Software to another location for reuse with Equipment with which it was originally delivered when such Equipment is itself to be relocated consistent with this Agreement. Such relocation or reuse shall not alter the Licenses.

            (e) Diveo shall have the right to transfer any of the Licenses in the event Diveo sells the Equipment with which such Software is utilized or any component thereof in accordance with
                  Section 8.3, or in the event of an assignment or change in


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

                  control in accordance with Section 19.1. Such transfers shall be subject to (i) the transferee undertaking the restrictions and covenants of the license, (ii) reasonable creditworthiness of the transferee, (iii) a limitation that the transferee is not a direct competitor of Lucent in the area of telecommunications equipment manufacture, and (iv) with respect to Software that is embedded as part of Equipment, a limitation that the Software may be used only with the Equipment on which it was utilized prior to the transfer.

            (f) Lucent agrees to furnish and convey, at no additional charge to Diveo, such documentation, training materials, manuals, appropriate designs, appropriate drawings, and other media and material pertaining to the use and operation of Products as is necessary to permit Diveo to use and maintain such items in accordance with this Agreement (the "Documentation"). Lucent will provide the Documentation in both hard- and soft-copy formats. Diveo may make a reasonable number of copies of the Documentation; provided, however, that all such copies shall contain the copyright legends placed on the original versions by Lucent.

            (g) In the event that a Diveo employee violates the License restrictions set forth in Subsection (a) of this Section, Diveo shall, at its own expense take such reasonable actions as may be necessary to remedy such violation and cooperate in all reasonable respects to minimize the violation and any damage resulting therefrom.

            (h) Except as otherwise provided pursuant to Section 8.4, no Source Code is included in Software provided under the Agreement. Diveo acknowledges that, in the event it attempts to decompile, disassemble or reverse engineer Software other than any Developed Deliverable, Lucent may proceed directly to court. If a court of competent jurisdiction should find that Diveo has attempted to decompile, disassemble or reverse engineer such Software, Diveo agrees that without any additional findings of irreparable injury or other conditions to injunctive relief, Lucent shall be entitled to seek the entry of an appropriate order against Diveo without opposition to restrain Diveo from any further attempt to decompile, disassemble or reverse engineer such Software.

      8.2.  Proprietary Rights.

            (a) Title to the Software shall remain in Lucent or its suppliers. Title to any software owned or licensed directly by Diveo (other than Software licensed from or through Lucent under this Agreement) shall not be affected by this Agreement and such title shall remain with Diveo or its suppliers. With respect to any documentation, engineering, designs or other requested Services that result in a documentation deliverable, Diveo may use such deliverable in any manner and to the extent such deliverable incorporates or is based on Diveo provided technical information or specifications Lucent agrees not to use such information or specifications in connection with any other similar work for any other customer of Lucent.


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            (b)   The Parties do not expect that Lucent will develop custom
                  Software in the course of performance under this Agreement, and nothing contained in the Agreement may be interpreted to require Lucent to develop such custom Software.

            (c) Diveo and Lucent may agree that Lucent will perform certain custom development work pursuant to mutually agreed-upon terms, conditions and fees set forth in a separate written agreement duly signed by the Parties (such Deliverables the "Developed Deliverables").

      8.3.  Right to Resell and Sublicense.

            Except as may be otherwise provided by the terms and conditions of the Credit Agreement, Diveo shall have the right to assign, transfer, sell, alienate or lease Lucent Products, and, subject to
            Section 8.1, sublicense the right to use the Software that is embedded or otherwise provided with such Lucent Products to third parties in conjunction with (A) the disposal of such Products, provided that (i) Diveo shall not sell or otherwise transfer a Lucent Product to any person or entity that is a manufacturer of telecommunications products that compete directly with the Lucent Products being disposed of, and (ii) all warranties applicable to such Product shall automatically terminate at the time Diveo makes delivery of the Product to the third party, and (B) (i) Customer Colocations involving such Products, or (ii) Customer Virtual Colocations involving such Products, and pass through to such customers the standard warranty rights (and the applicable warranty exclusions) granted by Lucent generally to its customers, which rights shall be valid only for the remaining term, if any, of the Initial Warranty Period applicable to such Products; provided, however, if this Agreement is assigned as provided herein, the rights granted to Diveo under this Agreement that are applicable to such Lucent Products shall be assignable to the assignee of this Agreement. In connection therewith:

            (a) Each third party shall agree in writing that its license for any Software to which Lucent maintains title under this Agreement is revocable by Lucent in the event such third party materially breaches the licensing restrictions imposed upon Diveo under this Agreement pursuant to Section 8.1;

            (b) Each such third party shall agree in writing to confidentiality terms and conditions substantially similar to those set forth in Article 12; and

            (c) With respect to rights granted to Diveo under Article 13 and passed through to such third parties, the Parties will agree upon a reasonable means of administering Lucent's fulfillment of its obligations with respect to such rights.

            Where Diveo substantially complies with the obligations set forth above, Diveo shall have no liability to Lucent for any action or omission of such third parties except for providing Lucent reasonable assistance in bringing claims as against the third party for reasonable claims.


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      8.4.  Technical Materials Availability

            (a) As used herein, a "Technical Materials Trigger Event" shall mean the satisfaction of any of the following conditions: (i) the insolvency of Lucent or the institution by Lucent of insolvency, receivership or bankruptcy proceedings; (ii) a general assignment by Lucent for the benefit of creditors;
                  (iii) the appointment of a receiver for Lucent; or (iv) the filing of creditors of Lucent of a petition in bankruptcy against Lucent which is not stayed or dismissed within sixty
                  (60) calendar days together with a material breach by Lucent or where there is an inability for Lucent to perform within such sixty (60) days.

            (b) Upon the occurrence of a Technical Materials Trigger Event, Lucent shall immediately deliver to Diveo the Source Code for Lucent Products and grant to Diveo at no additional charge a license to use, copy, access, display, modify, enhance, operate, process and create derivative works of the Source Code for the Lucent Product(s) then being used by Diveo and any associated documentation for such Lucent Products to the extent necessary for Diveo to modify, maintain and enhance solely for its own use in accordance with the terms of this Agreement, the Lucent Products that Diveo has the right to use under this Agreement; provided, however, such license and delivery of the Source Code will not be required where Diveo can obtain, with Lucent's assistance (e.g., by providing a third party with Source Code or by any other appropriate method), the same support services that Lucent is required to provide under this Agreement from another entity (either working with or independently from Lucent) at a price that is equal to or less than prices for such support as provided herein. Any such released Source Code shall be subject to the confidentiality provisions set forth in this Agreement.

            (c) Lucent acknowledges that, in the event it breaches its obligation to provide the Source Code and license as provided in this Section, Diveo may be irreparably harmed. In such a circumstance, Diveo may proceed directly to court.

9.    DIVEO RESPONSIBILITIES

      9.1.  Facilities and Resources.

            Diveo's responsibility for providing facilities, personnel and other resources as necessary to permit Lucent to deliver the Products and Services shall be as set forth in this Agreement.

      9.2.  Savings Clause.

            (a) Diveo's failure to perform any of its responsibilities set forth in this Agreement (other than Diveo obligations to pay undisputed amounts under Article 10.3) shall not constitute a material breach of the Agreement or otherwise be deemed to be grounds for termination by Lucent.

            (b) Each Party's nonperformance of its obligations under this Agreement shall be excused (such Party the "Excused Party") if and to the extent: (i) such

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                  nonperformance is a direct result of the other Party's failure to perform its responsibilities, (ii) the Excused Party provides such other Party with reasonable notice of such nonperformance, and (iii) the Excused Party uses commercially reasonable efforts to perform notwithstanding such other Party's failure to perform. Such other Party shall compensate the Excused Party for any documented, out of pocket additional and reasonable costs and expenses incurred by the Excused
                  Party as a direct result of such other Party's failure to perform, or delay in performing, its obligations under the Agreement.

10.   CHARGES

      10.1. General.

            The charging mechanisms and pricing methodologies for Products, other Products and Services are expressly set forth in the Agreement. The Parties agree to supplement Schedule C in a manner consistent with the other pricing terms of this Agreement as necessary if and when Diveo purchases Products and Services for which pricing is not set forth in Schedule C. Diveo will not be liable to Lucent for any charges, additional or otherwise, for Products or Services provided by Lucent unless such charges are expressly set forth in a Purchase Order, this Agreement (including its Schedules) or as otherwise may be mutually agreed by the Parties in writing. As more definitively set forth in Schedule C, Lucent shall pay all Delivery Duty Paid (DDP) (as set forth in the ICC Incoterms 1990) related costs (i.e., transportation, insurance, customs duties and taxes) related to the shipment of Products (less the costs related to shipping FCA Miami which is included in the price for the Products) under this Agreement ("Incremental DDP Costs") and Diveo shall reimburse Lucent therefore on an Out-of-Pocket Expense basis (i.e., no mark-up).

      10.2. Taxes.

            The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

            (a) Diveo shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon Lucent in a jurisdiction other than the jurisdiction under the laws of which Lucent was formed (hereinafter the "Resident Jurisdiction") if such tax is allowable as a credit against the Resident Jurisdiction income taxes of Lucent; and (ii) any net income tax imposed upon Lucent by an government entity within Lucent's Resident Jurisdiction. In order for the exception contained in (i) to apply, Diveo must furnish Lucent with such evidence as may be required by the Resident Jurisdiction taxing authorities to establish that such tax has been paid within thirty (30) days of issuance by the local taxing authority so that Lucent may claim the credit.

            (b) If Diveo is required to bear a tax, duty, levy or similar charge pursuant to (a) above, then Diveo shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by


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                  Lucent hereunder after all such payments or withholdings equal the amounts to which Lucent is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not exist.

            (c) Each Party shall bear all wage withholding, social security and other employment related taxes with respect to its employees. In no event shall Diveo be liable to Lucent for any ex-pat related costs or expenses beyond payment for the price of Services and costs and expenses that Diveo is specifically required to reimburse to Lucent pursuant to this Agreement, if any.

            (d) Lucent shall not collect an otherwise applicable tax if Diveo's purchase is exempt from Lucent's collection of such tax and a valid exemption certificate is furnished by Diveo to Lucent.

            (e) The Parties agree to cooperate with each other to minimize, to the extent legally permissible, taxes arising under this Agreement. Lucent's invoices shall separately state the amounts of any taxes Lucent is collecting from Diveo. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

      10.3. Incidental Expenses.

            Lucent acknowledges that all expenses that Lucent expects to incur in performing under this Agreement (including document reproduction and long-distance telephone) are included in Lucent's charges under in this Agreement. Accordingly, such Lucent expenses are not separately reimbursable by Diveo unless, on a case-by-case basis for unusual expenses, Diveo has agreed in advance and in writing to reimburse Lucent for the expense.

      10.4. Commitment.

            (a) For purposes of this Agreement, "Commitment" shall mean Diveo's agreement to issue and pay for Purchase Orders in accordance with the terms of this Agreement for at least twenty-five million dollars ($25,000,000) by the end of the Initial Term subject to the provisions of this Section 10.4.

            (b)   Diveo shall be relieved from the Commitment:

                  (i) By the total price (or portion thereof if only partially terminated) of the Products and Services ordered under any Purchase Order that are terminated in accordance with Section 3.5 or Section 14.1;

                  (ii) By the total price of any Product returned to Lucent for failing to meet Acceptance in accordance with the terms of this Agreement;

                  (iii) By the total price (or portion thereof if only partially terminated) for Services ordered under a Purchase Order that are terminated due to Lucent's failure to meet its obligations under this Agreement; and


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Master Supply Agreement                20            Diveo / Lucent Confidential
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                  (iv)  By the total amount of the Commitment not met if this
                        Agreement is terminated in accordance with Sections 14.1 or Section 14.3 prior to the expiration of the Initial Term or by the total amount of the Commitment not met at such time funding under the Credit Agreement is not provided through no default of Diveo under the Credit Agreement.

            (c) In the event Diveo fails to issue and pay for Purchase Orders to meet the Commitment (as such Commitment is reduced or relieved as provided in Subsection (b) above, hereinafter the "Adjusted Commitment") by the expiration of the Initial Term, Diveo shall pay Lucent (from funds other than from the Lucent financing) an amount equal to 50% of the difference between the Adjusted Commitment and the total price for all Purchase Orders issued and paid for by Diveo under this Agreement as of the expiration date of Initial Term.

      10.5. Lucent-Provided Financing.

            (a) Lucent shall provide Diveo financing in accordance with the Credit Agreement and otherwise in accordance with the terms of this Agreement.

            (b) For purposes of this Agreement, "Lucent Content" shall refer to (i) all Lucent Products and Services, (ii) all Harris radios, radio accessories and antennae (collectively, the "Harris Radios"), subject to the limitation set forth in
                  Section 10.5(d)(ii) below, and (iii) all Incremental DDP Costs related to the foregoing. In the event Harris is no longer selling radios that will work in the Diveo Network or Lucent fails to Deliver Harris radios, radio accessories and antennae, Diveo may change Harris with another radio manufacturer.

            (c) For purposes of this Agreement, "Non-Lucent Content" shall refer to (i) all Third Party Content and other services ordered under this Agreement (including all Services provided by Diveo under subcontract with Lucent) and (ii) all Incremental DDP Costs related to the foregoing.

            (d) Lucent agrees to provide financing (subject to the terms and conditions set forth in the Credit Agreement, including limits on the total financing amounts) for all Lucent Content and Non-Lucent Content. For purposes of this Subsection (d) (i) "Total Contract Year Draw Down" shall refer to the total dollar amount drawn down by Diveo under the Credit Agreement during a Contract Year and (ii) "Delta" shall mean that amount equal to the difference between the actual total amount drawn down by Diveo for Lucent Content during a Contract Year and the total amount Diveo would have been required to have drawn down so that eighty percent (80%) of the Total Contract Year Draw Down for such Contract Year was for Lucent Content (the Delta can be a positive number if Diveo's draw down of Lucent Content exceeds 80% or a negative number if Diveo's draw down is below 80%).

                  (i) Diveo may use up to eighty percent (80%) of the Total Contract Year Draw Down during the each Contract Year for Lucent Content and twenty percent (20%) of the Total Contract Year Draw Down during each Contract Year for Non-Lucent Content (up to fifty percent (50%) of


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Master Supply Agreement                21            Diveo / Lucent Confidential
                        which twenty percent may be used towards Services provided by Diveo under subcontract with Lucent; Lucent shall have no obligation to provide financing for any Diveo-provided Services in excess of such fifty percent maximum).

                  (ii) As part of the Lucent Content, Diveo may use up to twenty-five percent (25%) of the Total Contract Year Draw Down during each Contract Year for Harris Radios. In the event Diveo purchases Netro radios from Lucent, the foregoing twenty-five percent will be reduced on a pro rata basis based on the percentage of the Total Contract Year Draw Down Diveo used for purchasing Netro radios, but in no event shall the total percentage Diveo may use for Harris Radios go below fifteen (15%) percent of the Total Contract Year Draw Down.

                  (iii) Ninety (90) days prior to the end of each Contract Year and at the end of each Contract Year, Lucent shall provide for Diveo's review, and subject to Diveo's confirmation, a reconciliation statement that specifies the percentage of the Total Contract Year Draw Down (or the then-current percentage for the statement provided 90 days prior to the end of the Contract Year) that was used for Lucent Content and for Non-Lucent Content.

                        (1) Where the actual percentage for Lucent Content subject of the Total Contract Year Draw Down is lower than eighty percent (80%) in any Contract Year, Diveo shall have a sixty (60) day period from receipt of the reconciliation statement to place Purchase Orders in order to increase the percentage for Lucent Content. If at the end of such sixty day period the percentage for Lucent Content is less than eighty percent (80%) (taking into account the additional Purchase Orders issued by Diveo during the sixty day period), Diveo shall pay Lucent, as Lucent's sole and exclusive remedy, a "Surcharge" calculated as follows: (A) if the Delta is between $1 and $1,000,000, 25% of such amount; (B) if the Delta is between $1 and $5,000,0000, 25% for the first $1,000,000 plus 15%
                              for such amount over $1,000,000.01; and (C) if the Delta is greater than $5,000,000.01, 25% for the first $1,000,000 plus 15% for amounts between $1,000,000.01 and $5,000,000 plus 5% for amounts over $5,000,000.01. Diveo shall be entitled to offset against any Surcharge payable by any Surcharge Credits (as calculated below) Diveo has at the time the Surcharge is payable.

                        (2) Where the actual percentage for Lucent Content subject of the Total Contract Year Draw Down is greater than eighty percent (80%) in any Contract Year, Diveo shall be entitled to a "Surcharge Credit" calculated as follows: (A) if the Delta is between $1 and $1,000,000, 25% of such amount; (B) if the Delta is between $1 and $5,000,0000, 25% for the first $1,000,000 plus 15% for such amount over $1,000,000.01; and


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Master Supply Agreement                22            Diveo / Lucent Confidential

                              (C) if the Delta is greater than $5,000,000.01, 25% for the first $1,000,000 plus 15% for amounts between $1,000,000.01 and $5,000,000 plus 5% for amounts over $5,000,000.01. Diveo shall be entitled to use all Surcharge Credits against any Surcharges payable by Diveo in any Contract Year; provided, however, that if at the end of the Initial Term Diveo has any Surcharge Credits that have not been off set against Surcharges, such excess Surcharge Credits shall be automatically extinguished, and Lucent shall have no liability to Diveo with respect to such excess Surcharge Credits.

            (e) Subject to the terms set forth in Subsection (d) above, this Agreement (including Schedule C) and the Credit Agreement, Lucent shall provide financing and purchase Non-Lucent Content on behalf of Diveo (e.g., Third Party Content and third party and Diveo provided services). Such Non-Lucent Content needs to be reasonable related to the Diveo Network. Lucent shall pay all such delivered invoices in accordance with the payment terms set forth on such invoice or as otherwise directed by Diveo.

            (f) Lucent shall continue to provide Diveo with financing for Products and Services during the Disengagement Period as described in Section 14.4(a) subject to the terms set forth in Subsection (b) above and the terms of the Credit Agreement.

      10.6. Competitive Pricing.

            (a) Lucent's prices, terms and conditions (including financing), viewed collectively, to Diveo ("Diveo's Overall Terms") shall be no less favorable than the prices, terms and conditions (including financing, if any), viewed collectively, extended by Lucent to another Lucent or Lucent Affiliate customer (excluding Lucent Affiliates, distributors, resellers, sales agents, and governmental entities) in an executed contract during the Term of this Agreement ("Comparable Customer's Overall Terms"), for comparable volumes, mix, and configurations of Products and Services for similar use in a country in the Territory (a "Comparable Purchase").

            (b) If a Comparable Customer's Overall Terms for a Comparable Purchase in any country in the Territory, are more favorable than Diveo's Overall Terms for a Comparable Purchase in the same country (the "Affected Country"), then Lucent shall prospectively offer amended prices and/or amended terms and conditions (the "Lucent Offer") to Diveo for Comparable Purchases in the Affected Country only, such that Diveo's Overall Terms shall be no less favorable than the Comparable Customer's Overall Terms. Diveo shall have thirty (30) days from receipt of the Lucent Offer to accept, in writing, such Lucent Offer. In the event that Diveo accepts the Lucent Offer, the Parties shall execute a corresponding amendment to this Agreement, which amendment shall be effective as of the date of Diveo's written acceptance of the Lucent Offer. In the event that Diveo does not accept the Lucent Offer, the prices, terms and conditions then in effect pursuant to this Agreement shall remain in effect for all countries in the Territory.


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Master Supply Agreement                23            Diveo / Lucent Confidential

            (c) The following transactions shall not be considered in any comparison of prices, terms and conditions: initial sales for first entry into a geographic or product market ("market entry sales"), sales made as part of the settlement of a dispute, sales involving an exchange or the granting of intellectual property rights (other than the granting of licenses to use software furnished by Lucent to the customer), or the provision of laboratory, trial, test, demonstration or promotional hardware, software or services.

            (d) Upon Diveo's written request, Lucent shall certify in writing after its fiscal close each calendar year its compliance with the undertakings in this Section.

11.   INVOICING AND PAYMENT

      11.1. Invoicing.

            (a) Subject to Schedule C, Lucent will invoice Diveo for Products and Services as follows:

                  (i) Products with Installation Services. With respect to Products purchased by Diveo together with installation Services pursuant to a Purchase Order, Lucent will invoice Diveo for amounts due pursuant to this Agreement for such Products as follows:

                        (1) ten percent (10%) of the value of the Purchase Order upon Lucent's acceptance of a Purchase Order;

                        (2) forty-five percent (45%) of the value of the Purchase Order upon delivery of all Products subject of the Purchase Order to the designated site or destination specified in the Purchase Order;

                        (3) twenty-five percent (25%) of the value of the Purchase Order upon completion of installation of all Products subject of the Purchase Order;

                        (4) five percent (5%) of the value of the Purchase Order upon Provisional Acceptance (if applicable) of all installed Products subject of the Purchase Order;

                        (5) fifteen percent (15%) of the value of the Purchase Order upon Acceptance of all Products subject of the Purchase Order (if Provisional Acceptance) or otherwise twenty percent (20%) of the value of the Purchase Order.

                        All such invoices shall include: invoice date, shipment number, Product part numbers and descriptions, quantities, unit prices and total amount due and any other data necessary for Diveo or the Diveo Affiliate to reconcile such invoice, on a line by line basis, to the originating Purchase Order(s) and Change Control Order(s). Such invoices shall also indicate the corresponding Purchase Order number for each invoiced Product.


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Master Supply Agreement                24            Diveo / Lucent Confidential

                  (ii) Products without Installation Services. Lucent shall invoice Diveo for Products ordered without installation Services one hundred percent (100%) upon Delivery.

                  (iii) Services (other than Installation Services with Products as provided above). Unless otherwise agreed upon by the Parties (e.g., invoice based on meeting performance milestones), Lucent shall invoice Diveo for Services monthly in arrears. All invoices for Services to be performed in any country other than the United States shall be issued by the Lucent Affiliate in such country to the Diveo entity on the Purchase Order. Such invoice shall include invoice date, quantities, unit prices and total amount due. Each invoice shall also indicate the corresponding Purchase Order for each line item and the corresponding milestone for each Service (if applicable).

            (b) All invoices shall be in United States dollars for Products and United States based Services and in local currency for locally provided Services. On each invoice, Lucent shall include the calculations utilized to establish any charges, and each invoice shall show details and information as to charges as may be reasonably specified by Diveo, including as necessary to satisfy Diveo's internal accounting; provided, however, that to the extent that a firm pricing quotation previously delivered to Diveo by Lucent expressly provides such calculations, details and information, Lucent may cross-reference such quotation in the applicable invoice in lieu of including such calculations, details or information, as applicable, in such invoice. Each invoice shall also (i) separately state the amounts of any taxes Lucent is collecting from Diveo and (ii) identify that the invoice is a Lucent-issued invoice.

            (c) To the extent a credit may be due Diveo pursuant to this Agreement, Lucent shall provide Diveo with an appropriate credit against amounts then due and owing. To the extent that an amount due Diveo pursuant to this Agreement is not credited or paid within sixty (60) days of becoming due, Lucent shall pay such amounts to Diveo within thirty (30) calendar days after such sixty-day period.

      11.2. Payment Due.

            (a) Subject to the other provisions of this Article 11 and Schedule C, charges shall be due and payable by Diveo in accordance with the time period set forth in Schedule J after receipt of a proper invoice for such amount (i.e., net forty-five (45) days). Subject to the other terms of this
                  Article 11, in the event that any payments are not received by Lucent within ten (10) days after written notice to Diveo by Lucent indicating that such payments are due and owing and unpaid, then commencing at the end of such ten (10) day period, Diveo will also pay a late fee equal to the lesser of
                  (a) one (1) percent of the amount of such payment per month; or (b) the maximum amount permissible by law.

            (b) In the event that Diveo consistently and repeatedly fails to pay material undisputed amounts due under Purchase Orders in accordance with Subsection


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Master Supply Agreement                25            Diveo / Lucent Confidential

                  (a) of this Section, and Diveo failure continues within sixty
                  (60) calendar days of notice from Lucent of such consistent and repeated failures, then Lucent may, in addition to all other remedies Lucent may have pursuant to this Agreement and applicable law, condition acceptance of future Purchase Orders on reasonable payment terms satisfactory to Lucent that provide Lucent with reasonable assurances that it will be paid in a satisfactory manner; provided, however, that such payment terms shall be no less favorable to Diveo than prepayment in full for such future Purchase Orders.

            (c) All amounts due and payable to Lucent under this Article 11 shall be paid, at Diveo's option, (i) by check payable to the order of Lucent, (ii) through draw-down of Lucent-provided financing under the Credit Agreement, or (iii) by electronic funds transfer to Lucent from account(s) designated by Diveo.

      11.3. Accountability.

            (a) Lucent shall maintain complete and accurate records of and supporting documentation for the amounts billable to, and payments made by, Diveo for (i) Services billed on a time and materials basis, (ii) incidental expenses payable by Diveo pursuant to Section 10.3, and (iii) any Out-of-Pocket Expenses or costs payable by, or other expenses reimbursable by, Diveo pursuant to the Agreement. Lucent shall maintain such records and supporting documentation in accordance with generally accepted accounting principles applied on a consistent basis.

            (b) Lucent agrees to provide Diveo with documentation and other information with respect to each invoice as may be reasonably requested by Diveo to verify accuracy and compliance with the provisions of this Agreement.

            (c) Upon Diveo's reasonable request, Diveo and its authorized agents and representatives shall, at Lucent's option, (i) receive copies of or (ii) have access to such records and supporting documentation as described in Subsection (a) of this Section for purposes of audit during normal business hours during the Term and during the period for which Lucent is otherwise required to maintain such records. Lucent shall reasonably cooperate with Diveo or its designees in connection with audits or examinations by regulatory authorities.

      11.4. Proration.

            Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

      11.5. Set Off.

            With respect to any amount to be paid by Diveo hereunder, Diveo may set off against such amount any amount that Lucent is obligated to pay Diveo hereunder. With respect to any amount to be paid by Lucent hereunder for which Diveo has provided Lucent with notification that such amount is to be paid by Lucent, Lucent may set off against such amount any amount that Diveo is obligated to pay Lucent hereunder.


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Master Supply Agreement                26            Diveo / Lucent Confidential

      11.6. Disputed Charges.

            Subject to Section 11.5, Diveo shall pay undisputed charges when such payments are due under this Article 11. Diveo may withhold payment of particular charges that Diveo disputes in good faith. Diveo shall notify Lucent of any disputed invoice amounts in accordance with Schedule J. In the event a dispute over an invoiced amount is resolved against Diveo, Diveo shall pay such amount within forty-five (45) days together with interest at the rate set forth in
            Section 11.2(a) from the original due date until the payment date.

      11.7. Encumbrances.

            Except to the extent granted in the Credit Agreement or otherwise expressly set forth in this Agreement, Lucent shall not perfect a security interest, lien or other encumbrance upon any Product, Product component or Service provided pursuant to this Agreement.

12.   CONFIDENTIALITY

      12.1. Confidential Information.

            Lucent and Diveo each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party that such Party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement and subject to Section 12.3, "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one Party (the "Disclosing Party") to the other (the "Receiving Party") that (i) concerns the operations, affairs and businesses of the Disclosing Party, the financial affairs of the Disclosing Party, the relations of the Disclosing Party with its customers, employees and service providers, and technical information of a Disclosing Party, or (ii) is marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information.

      12.2. Obligations.


            The following obligations with respect to Confidential Information shall survive the expiration or termination of this Agreement for a period of seven (7) years or such longer period as required by regulation, law or court order.

            (a) Each Party's Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement. Each Party shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent unauthorized disclosure of Confidential Information as it employs to avoid unauthorized disclosure of its own information of a similar nature. Except as otherwise permitted hereunder, the Parties may disclose such information to entities performing services required hereunder or to third party consultants, agents or contractors where the entity or person agrees in writing to assume the obligations substantially similar to those described in this Section 12.2.


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Master Supply Agreement                27            Diveo / Lucent Confidential

            (b) Each Party shall take reasonable steps to ensure that its employees, consultants, agents and contractors comply with this Section 12.2. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the Disclosing Party, the Receiving Party shall promptly, at its own expense: (i) notify the Disclosing Party in writing;
                  (ii) take such actions as may be necessary and cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

      12.3. Exclusions.

            (a) Confidential Information shall exclude any particular information that the Receiving Party can demonstrate:

                  (i) At the time of disclosure, was lawfully in the public domain or in the possession of the Receiving Party;

                  (ii) After disclosure, is lawfully published or otherwise becomes part of the public domain through no fault of the Receiving Party;

                  (iii) Was received after disclosure from a third party who had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure;

                  (iv) Was lawfully independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party; or

                  (v) Was required to be disclosed to satisfy a legal requirement of a competent government body; provided that, immediately upon receiving such request and to the extent that it may legally do so, the Receiving Party advises the Disclosing Party promptly and prior to making such disclosure in order that the Disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

            (b) Either Party may disclose the terms and conditions of this Agreement to third parties that (i) have expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction between such third parties and such Party, (ii) have a reasonable ability (financial and otherwise) to consummate such transaction, and (iii) have executed a nondisclosure agreement that includes within its scope the terms and conditions of this Agreement and also includes a procedure to limit the extent of copying and distribution of this Agreement. Each Party shall endeavor to delay the disclosure of the terms and conditions of this Agreement until the status of discussions concerning such transaction warrants such disclosure.

      12.4. No Implied Rights.

            Nothing contained in this Section shall be construed as obligating a Party to disclose its Confidential Information to the other Party,


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Master Supply Agreement                28            Diveo / Lucent Confidential
            or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

13.   REPRESENTATIONS, WARRANTIES AND COVENANTS

      13.1. Pass-Through Warranties.

            Without limiting any other representation, warranty or covenant contained in this Article 13, Lucent may from time to time provide certain Products and other items for which Lucent is entitled to warranties and indemnities from the manufacturers, lessors or licensors of such items. Lucent shall pass through to Diveo the benefits of such warranties and indemnities to the extent that Lucent is permitted pursuant to any agreements between Lucent and such manufacturers, lessors or licensors. To the extent that Lucent is able to pass through to Diveo any such benefits, Diveo may enforce such benefits in Lucent's name, and Lucent shall reasonably cooperate with Diveo as necessary to permit Diveo to enforce such benefits.

      13.2. Ownership or Use.

            Lucent represents and warrants that Diveo shall receive good and valid title to all Products (excluding Software Products) provided pursuant to this Agreement and shall be entitled to the rights of possession and quiet enjoyment thereto, free of any liens or encumbrances, except as provided in the Credit Agreement.

      13.3. Authorization.

            (a)   Each Party represents and warrants to the other that:

                  (i) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and

                  (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party.

            (b) Each Party represents and warrants to the other that it is not subject to any contractual or other obligation that would prevent it from entering into this relationship.

      13.4. Inducements.

            Each Party represents and warrants that it has not offered or provided any inducements in violation of law or the other Party's policies, of which it has been given notice, in connection with this Agreement.


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      13.5. Work Standards.

            (a) Lucent covenants that the Services shall be rendered by Lucent with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. Lucent covenants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

            (b) If the Services prove not to be performed as required within a twelve-(12) month period commencing on the date of completion of the applicable Services, Lucent shall correct the defect or non-conforming Services at no additional cost or expense to Diveo. In the event the Services cannot be corrected within the applicable time periods specifically identified in this Agreement or thirty (30) days of Diveo's notice, whichever period is shorter (or such additional period of time as may be mutually agreed upon), Lucent shall at Diveo's option render a full refund or credit based on the original charges for the Services.

      13.6. Product Warranties.

            (a) During the Warranty Period and any Extended Warranty Periods for each Lucent Product, Lucent shall perform the specific warranty and extended warranty Services as may be set forth in Schedule A.

            (b) During the Warranty Period and any Extended Warranty Periods, Lucent warrants that Products (other than Third Party Products) provided under this Agreement shall be free from defects in , material and workmanship, and shall operate in accordance with applicable Acceptance Criteria, during the Warranty Period and any Extended Warranty Periods.

            (c) Lucent covenants that all Lucent Product components (except for spare parts provided in the course of repair or replacement, which may be refurbished or re-manufactured) provided hereunder shall be new, not refurbished or re-manufactured.

            (d) During the applicable Warranty Period and Extended Warranty Period, with respect to the Software associated with Lucent Products, Lucent covenants that it shall provide to Diveo, at no additional charge, error-fixes, corrections and revisions to the Software that are necessary to maintain such Software in compliance with the Acceptance Criteria or as otherwise generally provided to any other customer of Lucent. The foregoing warranties and covenants shall also apply with respect to new versions, upgrades and enhancements provided by Lucent to the Software.

            (e) During the term of this Agreement, Lucent covenants that it shall provide updated Documentation reflecting any changes to Products (other than Third Party Products).


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            (f)   During the Warranty Period and any Extended Warranty Periods,
                  Lucent shall provide telephone support to Diveo in order to assist Diveo to locate and correct functional or operational problems with Products (other than Third Party Products). Such support shall be provided on a 8 hour, 5-days-per-week basis (provided that if Diveo purchases maintenance Services offered by Lucent, such support is provided on a 24 hour, 7-days-per-week basis). Lucent shall provide a toll-free number for Diveo's calls to Lucent.

            (g) During the Warranty Period and any Extended Warranty Periods, Lucent will provide Diveo with all software updates to Software. Lucent shall implement all updates to all Lucent Products. Upgrades and new software releases will be charged in accordance with the price established at the time the upgrade is implemented by Diveo or on Diveo's behalf and incorporated into Schedule C subject to the following: Diveo shall not be required to pay any additional charges relating to that portion of an upgrade or new software release that (A) constitutes an update, (B) reflects only an immaterial enhancement or improvement in current functionality and not new functionality or materially increased functional capacity or (C) is provided by Lucent to another customer as part of the provision of software maintenance services under similar terms and conditions. To the extent the upgrade or new software release includes new functionality or materially increased functional capacity and Diveo desires to take advantage of same, Diveo shall pay a fair and competitive price established at the time the upgrade or new software release is implemented by Diveo or on Diveo's behalf and the resulting incremental price shall be incorporated in Schedule C.

            (h) During the Warranty Period and any Extended Warranty Periods, Lucent shall provide access to technical resources to resolve any problem with Products (other than Third Party Products) that Diveo cannot resolve through lower level support, including help desk support for problems that cannot be remotely diagnosed and cured. If on-site support reveals that the problem originated with Diveo or a third-party, Lucent may charge Diveo reasonable time and material rates for the on-site support.

            (i) Subject to Section 19.9 of the Agreement, in the event that any Product fails to comply with in this Section 13.6, Diveo will notify Lucent, specifying the nature of the failure in reasonable detail. Lucent shall correct the failure at no additional charge to Diveo so that the Product complies with this Section 13.6. The Parties agree to follow the procedures established in Schedule H with respect to any warranty claims made by Diveo under this Section 13.6.

      13.7. Discontinued Lucent Products

            (a) Lucent shall notify Diveo at least one (1) year before Lucent discontinues accepting Purchase Orders from Diveo for a Lucent Product. Where Lucent generally offers an equivalent Lucent Product (based upon form, fit and function) this notification period may vary but shall in no event be less than six (6) months.


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Master Supply Agreement                31            Diveo / Lucent Confidential
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            (b)   Lucent shall, in addition to its obligations under this
                  Agreement (including with respect to the Product warranties set forth in this Agreement), make available ongoing Warranty Period and Extended Warranty Period support during Extended Warranty Periods upon the terms and conditions of this Agreement for a period of five (5) years after the earlier of
                  (i) termination in whole or expiration of the Agreement, or
                  (ii) such Product's discontinued availability effective date.

      13.8. Compliance.

            Lucent represents and warrants that all Products delivered hereunder operate in conformance with all applicable domestic and international laws and regulations, including, safety and environmental laws and regulations (collectively, "Laws") in effect as of the date of Delivery. Upon Diveo's request, Lucent will issue to Diveo written statements of compliance that Products provided to Diveo comply with the foregoing representation, warranty and covenant. Lucent agrees to provide any required changes to the Lucent Products as a result of changes in the Laws in the event (i) of a manufacturer recall, (ii) the applicable Laws require the manufacturer to make such changes, (iii) such changes are otherwise provided under the Warranty Period or Extended Warranty Period, or
            (iv) Lucent provides such changes to any other Lucent customer in the Territory.

      13.9. Integration.

            Lucent warrants that for a period of twelve (12) months following the Acceptance date of any Lucent Product purchased hereunder, such Lucent Product, when installed and used in accordance with any portion of the Network Architecture designed and engineered by Lucent, will interface and interoperate in an integrated way with the other Products recommended in writing by Lucent for inclusion in such portion of the Network Architecture designed and engineered by Lucent. If a Lucent Product fails to so interface and interoperate during such twelve-month period, Lucent shall initiate corrective actions after receipt of notice of the defect or failure and shall promptly cure such defect at Lucent's sole cost and expense. The Parties agree to follow the procedures established in Schedule H with respect to any warranty claims made by Diveo under this Section 13.9.

            This warranty shall not apply to the extent that the applicable Lucent Product's failure to operate results from:

            (a) the Lucent Products having been installed by a party other than Lucent not in accordance with the Network Architecture designed by Lucent, or Documentation and other advice and training provided by Lucent;

            (b) a failure or defect in Third Party Products to operate interconnected to the Lucent Products or from such Third Party Product's failure to operate in accordance with its specifications;

            (c) any changes made to the applicable portion of the Network Architecture without Lucent's written recommendation or approval;


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            (d)   a defect in the applicable Lucent Product that is otherwise covered by the warranties contained in Section 13.6 and Schedule H;

            (e) Diveo's failure to load any software updates or upgrades made available by Lucent for the correction of any identified performance problem;

            (f) Diveo's failure to maintain the Lucent Product and the applicable portion of the Network in accordance with Lucent's written instructions;

            (g) Any damage to the Lucent Product or to the other Products in the applicable portion of the Network caused by external forces outside of Lucent's control; or

            (h)   Any other event of force majeure as defined in this Agreement

      13.10. Documentation.

            Lucent covenants that all Documentation provided by Lucent will (a) accurately reflect the operations and capabilities of any corresponding Products, (b) be accurate, complete and written in a manner understood by Diveo, (c) be updated from time to time to reflect the changes to the Products to the extent that Lucent generally provides such updates to its customers (including pursuant to warranty or extended warranty services), and (d) be provided in the English language and any other languages in which the Documentation is or becomes available. If translation of the documents into another language is required, expenses related to the translation service are to be paid by Diveo.

      13.11. Viruses.

            Lucent covenants that it shall exercise reasonable care in recommending Third Party Products that are free of Viruses and that there are no Viruses coded or introduced into (a) any Lucent Product or (b) other Product that is not a Third Party Product. Lucent agrees that, in the event a Virus is found to have been introduced into any such Lucent Product or other Product that is not a Third Party Product either (i) prior to Delivery of such Lucent Product or Product to Diveo, or (ii) from any modification, upgrade, enhancement or new release to such Lucent Product or Product provided by Lucent, Lucent shall use all commercially reasonable efforts, at no additional charge, to assist Diveo in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist Diveo to the same extent to mitigate such losses.

      13.12. Disabling Code.

            Lucent covenants that it shall not without the prior written consent of Diveo, Lucent shall not insert into any Product any code which would have the effect of disabling or otherwise shutting down all or any portion of a Product ("Disabling Code"). With respect to any Disabling Code that may be part of any Product, Lucent shall not invoke such Disabling Code at any time, including upon expiration or termination of this Agreement (in whole or in part) for any reason, without Diveo's prior written consent.


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

      13.13. Year 2000.

            Lucent represents, warrants and covenants:

            (a) that it will exercise reasonable care in recommending Third Party Products that are Year 2000 Compliant;

            (b) that, during the longer of (i) the Warranty Periods and Extended Warranty Periods and (ii) December 31, 2001, Lucent Products, and other Products other than Third Party Products, shall be Year 2000 Compliant; and

            (c) to the extent that Lucent provides testing and validation Services with respect to a Diveo Network (which Services may be performed in Lucent's sole discretion) and certifies that such Diveo Network is Year 2000 Compliant, that such Diveo Network is Year 2000 Compliant.

            At Diveo's reasonable request, Lucent agrees to cooperate and assist Diveo and its designated third party contractors in connection with Diveo's other Year 2000 compliance efforts.

      13.14. Disclaimer

            (a) The foregoing representations warranties, and covenants will not extend to defective conditions or non-conformities to the extent resulting from the following, if not consistent with the applicable Specifications and Documentation: Diveo modification, misuse, neglect, accident, abuse, improper wiring, repairing, splicing, alteration, installation, storage or maintenance.

            (b) THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. DIVEO'S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE PRODUCT WARRANTY SET FORTH IN SECTION 13.7 HEREUNDER SHALL BE LUCENT'S OBLIGATION TO REPAIR, REPLACE, CREDIT OR REFUND AS PROVIDED HEREIN.

14.   TERMINATION

      14.1. Termination for Cause.

            In the event that Lucent:

            (a) commits a material breach of this Agreement, which breach is not cured within thirty (30) calendar days after notice of breach from Diveo to Lucent,

            (b) commits a material breach of this Agreement which is not capable of being cured within thirty (30) calendar days and fails to (i) proceed promptly and diligently to correct the breach, (ii) develop within thirty (30) calendar days following written notice of breach from Diveo a complete plan for curing the


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

                  breach, and (iii) cure the breach within sixty (60) calendar days of notice thereof, or

            (c) commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Agreement,

            Then Diveo may, by giving written notice to Lucent, terminate this Agreement or any affected Purchase Orders, in whole or in part, for cause as of a date specified in the notice of termination.

      14.2. Termination by Lucent.

            In the event that Diveo materially and repeatedly fails to pay Lucent when due undisputed charges under this Agreement and Diveo continues to materially and repeatedly not pay Lucent when due undisputed charges following sixty (60) calendar days of written notice from Lucent, Lucent may, by giving written notice to Diveo, terminate this Agreement as of a date specified in such notice of termination.

      14.3. Termination Option for Lucent's Failure to Provide Financing.

            In the event Diveo terminates the Credit Agreement in accordance with the terms and conditions of such Credit Agreement due to a material breach by Lucent , Diveo may upon notice to Lucent elect to terminate this Agreement in whole or in part. Any such termination shall be at no cost or liability to Diveo, excluding amounts due and payable by Diveo as of the date of such termination.

      14.4. Disengagement Assistance.

            (a) Upon termination or expiration of this Agreement, Diveo may extend all or any portion of the Agreement beyond the effective date of termination one or more times as it elects, at its sole discretion, provided that the total of all such extensions shall not exceed six (6) months (unless a longer time period is mutually agreed to by the Parties) following the original effective date of termination or expiration (such period the "Disengagement Period"). In the event Lucent terminates this Agreement in accordance with Section 14.2, Lucent may request Diveo to pay for estimated Services to be provided during the month in advance (with unused time to be credited to Diveo or refunded if no further payments are due Lucent).

            (b) Upon termination or expiration of this Agreement, Lucent agrees to provide Diveo and its designated third party providers all reasonable assistance as necessary to effect a smooth transition to a new supplier.

15.   LIABILITY

      15.1. General Intent.

            Subject to the specific provisions of this Article 15, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-


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

            breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

      15.2. Liability Restrictions.

            (a) IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFITS AND SIMILAR DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

            (b) Subject to Subsections (c) and (d) of this Section, each Party's total liability to the other, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited to an amount equal to the greater of (i) ten million U.S. Dollars (U.S. $10,000,000) and
                  (ii) twenty-five percent (25%) of the total amounts paid to Lucent under this Agreement.

            (c) The limitation set forth in Subsection (b) of this Section shall not apply with respect to: (i) damages occasioned by willful misconduct, including abandonment or wrongful termination of this Agreement by Lucent, (ii) claims of breach of confidentiality, (iii) claims subject to indemnification pursuant to the Agreement, (v) failure to comply with applicable laws and regulations, and (vii) any amounts paid by Diveo that are refundable (either by credit or payment) by Lucent pursuant to this Agreement.

            (d) For the purposes of this Section 15.2, all amounts payable or paid to third parties in connection with claims that are eligible for indemnification pursuant to this Agreement shall be deemed direct damages.

      15.3. Force Majeure.

            (a) No Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, lightning, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, with respect to Lucent, its sole suppliers or its subcontractors, or any other cause beyond the reasonable control of such Party; provided, however, that (i) the non-performing Party is without fault in causing such default or delay, and (ii) such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means, including to the extent contemplated by applicable disaster recovery processes or procedures).

            (b) In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable


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

                  efforts to recommence performance or observance whenever and to whatever extent possible without delay. In addition, in such event, Lucent shall give priority status to Diveo at least as favorable as that given to other customers to recommence performance or observance of its obligations. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) business days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

            (c) If any event under Subsection (a) of this Section above substantially prevents, hinders, or delays Lucent's performance for more than sixty (60) consecutive calendar days, then at Diveo's option: (i) Diveo may terminate for convenience at no charge to Diveo or modify any affected portion of any Purchase Order, or terminate for convenience at no charge to Diveo any affected portion of this Agreement, and the charges payable hereunder shall be equitably adjusted to reflect such termination; or (ii) Diveo may terminate this Agreement without liability to Diveo or Lucent as of a date specified by Diveo in a written notice of termination to Lucent. Lucent shall not have the right to any additional payments from Diveo for costs or expenses incurred by Lucent as a result of any force majeure occurrence.

16.   INDEMNIFICATION

      16.1. Indemnities by Lucent.

            Lucent agrees to defend Diveo and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any claim, action, or suit, and to indemnify Diveo and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns against all liabilities assessed against Diveo by final judgment or Lucent approved settlement arising from, in connection with, or based on allegations of, any of the following:

            (a) Lucent's failure to observe or perform any duties or obligations to third parties (e.g., duties or obligations to subcontractors);

            (b) Any claims of infringement of any patent, trade secret, or copyright alleged to have occurred based upon the provision of Lucent Products or performance of Services by Lucent, except to the extent that such claims arise from (i) modification of a Product or any component thereof by Diveo that is not recommended or otherwise approved by Lucent, (ii) maintenance of a Product by Diveo other than in accordance with the Specifications and the provisions set forth in this Agreement that is not recommended or otherwise approved in writing by Lucent, (iii) use of a Product by Diveo in combination with deliverables furnished by third parties that is not recommended or otherwise approved in writing by Lucent, or (v) arises solely from Lucent's incorporation of software or equipment into a Product that is provided by directly by Diveo;

            (c) The death or bodily injury of any agent, employee, customer, business invitee or any other person caused by the tortious conduct of Lucent;


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            (d)   The damage, loss or destruction of any real or tangible
                  personal property caused by the tortious conduct of Lucent; or

            (e) Any claim, demand, charge, action, cause of action, or other proceeding asserted against Diveo but resulting from an act or omission of Lucent in its capacity as an employer of a person.

      16.2. Indemnities by Diveo.

            Diveo agrees to defend Lucent and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any claim, action, or suit, and to indemnify Lucent and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns against all liabilities assessed against Lucent by final judgment or Diveo approved settlement arising from, in connection with, or based on allegations of, any of the following:

            (a) Diveo's failure to observe or perform any duties or obligations to third parties (e.g., duties or obligations to subcontractors);

            (b) Any claims of infringement of any patent, trade secret, or copyright, alleged to have occurred based upon misuse of Lucent Products by Diveo, including (i) modification of a Product or any component thereof by Diveo that is not recommended or otherwise approved in writing by Lucent, (ii) maintenance of a Product performed by Diveo other than in accordance with the Specifications and the provisions set forth in this Agreement that is not recommended or otherwise approved in writing by Lucent, (iii) use of a Product by Diveo in combination with deliverables furnished by third parties that is not recommended or otherwise approved in writing by Lucent;

            (c) The death or bodily injury of any agent, employee, customer, business invitee or any other person caused by the tortious conduct of Diveo;

            (d) The damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of Diveo; or

            (e) Any claim, demand, charge, action, cause of action, or other proceeding asserted against Lucent but resulting from an act or omission of Diveo in its capacity as an employer of a person.

      16.3. Infringement.

            If any use by Diveo of any Product or other item used by Lucent to provide the Services becomes, or in Lucent's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding and is enjoined or Diveo's use is otherwise adversely impacted, in addition to indemnifying Diveo as provided in
            Section 16.1 and to the other rights Diveo may have under this Agreement, Lucent shall, promptly at Lucent's expense:

            (a)   Secure the right to continue using the Product or item, or


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

            (b) If the action described in Subsection (a) cannot be accomplished by Lucent, replace or modify the Product or item to make it non-infringing, provided that any such replacement or modification will not degrade the fit, form or function of the affected Products or Services, or

            (c) If the action described in Subsection (b) of this Section cannot be accomplished by Lucent, and only in such event, provide Diveo with a full refund for the affected Products and Services.

      16.4. Indemnification Procedures.

            With respect to third-party claims, the following procedures shall apply:

            (a) Promptly after receipt of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which Indemnitee will seek indemnification pursuant to this Article 16, Indemnitee will notify Indemnitor of such claim in writing. No failure to so notify Indemnitor will relieve Indemnitor of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) calendar days following receipt of written notice from Indemnitee relating to any claim, but no later than ten
                  (10) calendar days before the date on which any response to a complaint or summons is due, Indemnitor will notify Indemnitee in writing if Indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").

            (b) If Indemnitor delivers a Notice of Election relating to any claim within the required notice period, Indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) Indemnitor shall obtain the prior written approval of Indemnitee before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or ceasing to defend shall have a material impact on the Indemnitee. After Indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, Indemnitor shall not be liable to Indemnitee for any legal expenses incurred by Indemnitee in connection with the defense of that claim. In addition, Indemnitor shall not be required to indemnify Indemnitee for any amount paid or payable by the Indemnitee in the settlement of any claim for which the Indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnitor.

            (c) If Indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of Indemnitor. Indemnitor shall promptly reimburse Indemnitee for all such costs and expenses.

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17.   DISPUTE RESOLUTION

      Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Lucent or Diveo, shall be resolved as provided in this Article 17.

      17.1. Informal Dispute Resolution.

            (a) Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally pursuant the escalation procedures set forth in Schedule I. In connection with such escalation process:

                  (i) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

                  (ii) During the course of discussion, all reasonable requests made by one Party to another for non-privileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other's position.

                  (iii) The specific format for the discussions shall be left to the discretion of the designated representatives.

            (b) The Parties agree that disputes, controversies or claims between them shall not be subject to the provisions of this Section where:

                  (i) A Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy; or

                  (ii) Institution of formal proceedings earlier than as set forth in Section 17.2(a) is necessary to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

            (c) If a Party files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other Party and the injunctive relief sought is not awarded in substantial part, the Party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorneys' fees of the Party successfully challenging the pleading.

      17.2. Litigation.

            (a) Formal proceedings for the resolution of a dispute may be commenced after the earlier of:


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

                  (i) The designated representatives described in Section 17.1 conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

                  (ii) Thirty (30) calendar days after the initial written request to appoint a designated representative pursuant to Subsection 17.1(a) above (this period shall be deemed to run notwithstanding any claim that the process described in this Section 17.1 was not followed or completed).

            (b) The Parties consent to the jurisdiction of the courts of the State of Florida (and to venue in Dade County), and to jurisdiction and venue in the United States District Court for the Southern District of Florida for all litigation that may be brought with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The Parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.

      17.3. Continued Performance.

            Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance.

      17.4. Governing Law.

            This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles.

18.   INSURANCE REQUIREMENTS

      During the Term, Lucent shall have and maintain in force the following insurance coverages:

            (a) Worker's Compensation and Employer's Liability as prescribed by the law of the State or Nation in which the work is performed. Lucent reserves the right to self-insure where allowed by law.

            (b) General Liability, including Products and Completed Operations Liability, with a combined single limit for bodily injury and property damage of at least US$ 1,000,000 for each occurrence.

            (c) Automobile Liability if the use of motor vehicles is required with a combined single limit of liability of at least US$ 1,000,000 for each occurrence for vehicles operated in the United States of America. For vehicles operated outside of the United States of America, the limits of liability will be in accordance with local legal requirements and sufficient to meet normal and customary claims.


      The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self insurance that may be maintained by Diveo. Lucent shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements


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      required under this Agreement are maintained in force and that not less than thirty (30) calendar days written notice shall be given to Diveo prior to any modification, cancellation or non-renewal of the policies. The minimum limits of coverage specified herein are not intended, and shall not be construed, to limit any liability or indemnity of Lucent under this Agreement.

19.   GENERAL

      19.1. Binding Nature and Assignment.

            (a) This Agreement shall accrue to the benefit of and be binding upon the Parties hereto and any purchaser or any successor entity into which either Party has been merged or consolidated or to which either Party has sold or transferred all or substantially all of its assets.

            (b) Neither Party may, or shall have the power to, assign this Agreement or delegate such Party's obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, except that either Party may assign its rights and obligations under this Agreement without the approval of the other Party to

                  (i) an entity which acquires all or substantially all of the assets of the Party,

                  (ii)  to any Affiliate, or

                  (iii) to a successor in a merger or acquisition of the Party;

                  provided, however, that in the event that the financing provided by Lucent under the Credit Agreement is terminated as a result of such assignment, then Lucent's consent to such assignment shall be required if the entity has credit worthiness less than that of Diveo.

      19.2. Entire Agreement.

            This Agreement, including any attached Schedules, constitutes the entire agreement between the Parties with respect to the subject matter in this Agreement, and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement.

      19.3. Notices.

            All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) business day after being given to an express, overnight courier with a reliable system for tracking delivery,
            (iii) when sent by confirmed facsimile with a copy delivered by another means specified in this Section, or (iv) four (4) business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:


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Master Supply Agreement                42            Diveo / Lucent Confidential

            If to Diveo:                                       If to Lucent:
                    Diveo, Inc.                                        Lucent Technologies World Services Inc.
                    3201 New Mexico Avenue, NW                         2333 Ponce de Leon Blvd.
                    Suite 320                                          Coral Gables, FL 33134
                    Washington, D.C. 20016                             Attn: Managing Director, Business Development
                    Attn:  Contract Administration                     Facsimile:  (305) 569-4044
                    Facsimile:  (202) 274-0050
                                                               With a copy to:
            With a copy to:                                            Lucent Technologies World Services Inc.
                    Diveo, Inc.                                        2333 Ponce de Leon Blvd.
                    3201 New Mexico Avenue, NW                         Coral Gables, FL 33134
                    Suite 320                                          Attn: Corporate Counsel's Office
                    Washington, D.C. 20016                             Facsimile:  (305) 569-3633
                    Attn:  General Counsel's Office
                    Facsimile:  (202) 274-0050

            A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

      19.4. Counterparts.

            This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

      19.5. Relationship of Parties.

            Lucent, in furnishing Products and Services hereunder, is acting as an independent contractor, and Lucent personnel (including its subcontractors) shall not be considered or represented as employees or agents of Diveo. Lucent is not otherwise an agent of Diveo and has no authority to represent Diveo as to any matters, except as expressly authorized in this Agreement. Lucent is solely responsible for: (a) performing its responsibilities under this Agreement, (b) management and control of its personnel; (c) the payment of all compensation owed to its personnel, including payment of employment-related taxes, benefits, and worker's compensation insurance; (d) the filing of all required employment returns and reports; and (e) the withholding and payment of all applicable federal, state, and local taxes and other wage or employment assessments, including but not limited to income tax, social security tax, and unemployment insurance premiums for its personnel.

      19.6. Severability.

            In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

      19.7. Consents and Approval.

            Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required


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            under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

      19.8. Waiver of Default.

            No waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

      19.9. Cumulative Remedies.

            Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

      19.10. Survival.

            Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement (in whole or in part, as applicable) and continue in full force and effect. Without limiting the generality of the foregoing, Diveo shall have the right to extend any Warranty Period or Extended Warranty Periods in accordance with the terms of this Agreement and purchase Products and Services pursuant to Section 2.2, and each Party's obligations with respect to such Products and Services shall survive expiration or termination of this Agreement (in whole or in part, as applicable) and continue in full force and effect.

      19.11. Public Disclosures.

            All media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and shall be subject to approval by the non-disclosing Party prior to release. In the event Diveo is going to file this Agreement as part of public securities filing, Diveo will notify Lucent to enable Lucent to provide prompt input to limit the extent of the disclosure; provided, however, Diveo shall not be required to delay any required filings and Diveo shall ultimately determine what will be disclosed.


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      19.12. Service Marks.

            Each Party agree that it shall not, without the other Party's written consent, use the name, service marks or trademarks of the other Party or its Affiliates.

      19.13. Third Party Beneficiaries.

            Except as otherwise provided in this Agreement, this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

      19.14. Amendment.

            This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both Parties.

      19.15. Interpretation

            (a) Terms other than those defined in this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the telecommunications and information technology services industries shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa. Terms defined in the Credit Agreement shall not be superceded by the same terms defined in this Agreement.

            (b) References to "Article", "Section", "Subsection" and "Schedule" mean references to an article, section, subsection or schedule of this Agreement, as appropriate, unless otherwise specifically stated.

            (c) The article and section headings in this Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Agreement.

            (d) The words "include," "includes", and "including", when following a general statement or term, are not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest scope.

            (e) All dollar amounts set forth herein are in United States dollars.

            (f) Unless otherwise specified as "business days", reference to "days" in this Agreement shall refer to calendar days.

      19.16. Incorporation by Reference and Order of Precedence.

            (a) All Schedules attached hereto are hereby incorporated by reference into this Agreement. Subject to Section 19.14, any amendments to this Agreement (including with respect to Schedules), and any additional Schedules that are


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                  agreed upon by the Parties subsequent to the Effective Date, shall likewise be incorporated by reference into this Agreement.

            (b) Any conflict among or between the documents making up this Agreement will be resolved in accordance with the following order of precedence (in descending order of precedence):

                  (i)   This Agreement;

                  (ii)  The Schedules;

                  (iii) The Exhibits to the Schedules; and

                  (iv)  Purchase Orders.

      19.17. Right of Access

            Diveo shall provide Lucent or its representatives access to its facilities reasonably required in connection with Lucent's performance of its obligations under this Agreement. No charge shall be made for such access.

      19.18. Export Control

            The Parties acknowledge that any Products provided under this Agreement are subject to U.S. export laws and regulations, and any use or transfer of such Products must be authorized under those regulations. Each Party agrees that it will not ship, Deliver, use, distribute, transfer, or transmit the Products (even if incorporated into other Products) in violation of such laws and regulations. If requested by a Party, the other Party shall sign written assurances and other export-related documents as may be required by the requesting Party to comply with such laws and regulations.


IN WITNESS WHEREOF, this Agreement has been executed and delivered by the undersigned officers, thereunto, duly authorized, as of the date first written above.


DIVEO, INC.                             LUCENT TECHNOLOGIES WORLD SERVICES, INC.

By:                                     By:
       ---------------------------               ---------------------------
Name:                                   Name:
       ---------------------------               ---------------------------
Title:                                  Title:
       ---------------------------               ---------------------------
Date:                                   Date:
       ---------------------------               ---------------------------






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                            GLOSSARY OF DEFINED TERMS

Set forth below is a listing of the defined terms used in the Agreement. Unless otherwise specifically referencing a Schedule to the Agreement, Section references set forth below refer to sections in the terms and conditions portion of the Agreement.

      (a)   "Acceptance" has the meaning set forth in Section 6.3.

      (b) "Acceptance Criteria" mean the criteria used to determine whether a Product or combination of Products installed, recommended or implemented by Lucent is ready for Acceptance. The Acceptance Criteria require, unless otherwise mutually agreed in writing, that the Product or combination of Products:

            (i) Meets or exceeds the Specifications applicable to such Product(s);

            (ii) Integrates in accordance with the approved Diveo Network design, architecture and technology as required pursuant to an applicable, mutually approved City Plan;

            (iii) Complies with Applicable Standards and Documentation;

            (iv) Complies with the Diveo requirements set forth in Schedule L, where applicable;

            (v) Complies with all additional mutually agreed-upon testing criteria and plans as may be developed and agreed upon by the Parties in accordance with the terms of this Agreement; and

            (vi) Interoperates with the Diveo Network as set forth in the product technical specifications or other engineering or design documents prepared by Lucent.

            (vii) For Product(s) that Diveo has not also ordered installation or implementation Services to be provided by Lucent ("furnish only" Products), the sole Acceptance Criteria shall be (A) the verification of the corresponding inventory against the Purchase Order and (B) the criteria specified in (i), (iii),
                  (iv) and (v), as applicable, such verification to occur within five (5) business days from delivery of the Product to the inside of the designated site or destination specified in the Purchase Order.

      (c) "Acceptance Test Period" for a Product or Products shall mean the applicable period specified in the Purchase Order or Schedule J, as applicable. For Purchase Orders with installation, implementation and/or engineering Service the Acceptance Test Period shall mean the period of time until actual Acceptance. In the event an Acceptance Test Period for a particular Product is not specified in Schedule J and is not otherwise mutually agreed upon, the Acceptance Test Period shall be: (i) twenty (20) days from Lucent Certification, if installed or implemented with Acceptance testing by Lucent, or (ii) thirty (30) days from (A) Lucent's completion of the installation or implementation Services without Acceptance testing or (B) the delivery of the Product at the designated site or destination specified in the Purchase Order, if not installed or implemented by Lucent. The aforesaid 20-day and 30-day Acceptance Test Periods shall be in addition to (and not included in) the lead times or execution times specified in Schedule J, such that the credits described in Section 3.3 (c)

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

            shall not begin to accrue until after all of the following time periods shall have elapsed: (I) the applicable lead time or execution time, (II) the 20-day or 30-day Acceptance Test Period, as applicable, and (III) the five-day grace period specified in Section 3.3(c).

      (d) "Acceptance Test Plan" refers to the Acceptance testing plan utilized to test the Product. The process for Acceptance Test Plans is attached as Schedule F, and includes generic forms.

      (e) "Affiliate" means, with respect to any entity, any other entity Influencing, Influenced by or under common Influence with such entity.

      (f) "Agreement" has the meaning set forth in the preamble to this Agreement.

      (g) "Applicable Standards" means (i) all industry standards (whether domestic or international) applicable to the Product, all as may be amended from time to time, and (ii) all domestic and international federal, state and local laws, regulations, ordinances, codes and requirements applicable to the Product, all as may be amended from time to time.

      (h) "City Plan" means a plan that addresses the timing, network topology, functionality and scope of implementation (including Milestones and the System Acceptance Test Plan) for a particular part of the Diveo Network design.

      (i)   "Provisional Acceptance" has the meaning set forth in Section 6.1.

      (j)   "Confidential Information" has the meaning set forth in Section
            12.1.

      (k)   "Commitment" has the meaning given in Section 10.4.

      (l) "Contract Year" shall refer to each twelve month period of the Term of this Agreement, with the initial Contract Year commencing on the Effective Date.

      (m) "Credit Agreement" shall refer to that certain Credit Agreement, dated as of November 22, 1999 between Diveo and Lucent.

      (n) "Customer Co-location" means the existence of Diveo customer equipment and associated software and peripherals interconnected with a Diveo network and located in Diveo's premises (whether owned, leased or licensed by Diveo).

      (o) "Customer Virtual Colocation" means the existence of Diveo customer equipment and associated software and peripherals interconnected with a Diveo network and not located in Diveo's premises (whether owned, leased or licensed by Diveo).

      (p)   "Delivery" means:

            (i) with respect to a Product or Products only Purchase Orders, delivery and Acceptance of such Product or Products under the Purchase Order; and

            (ii) with respect to Purchase Orders that include Services, (A) where the Service is related to the installation of a Product, completion of the Service and Acceptance of the Product, (B) where the Service is not related to the installation of a Product,


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

                  reasonable completion of the Service, and (C) where the Service is for civils, upon mutual agreement, but in no event longer than market practice where the civils are being performed

      (q) "Delivery Pricing Adjustment" has the meaning set forth in Section 3.3(c).

      (r) "Demarcation Point" means the physical and logical interface between the Products that Diveo operates in providing its services and the telecommunications equipment that (i) in the case of a tributary, Diveo's customer utilizes to connect to such Products and (ii) in the case of a service gateway, the other service provider utilizes to connect to such Products.

      (s)   "Developed Deliverable" has the meaning set forth in Section 8.2.

      (t)   "Disabling Code" has the meaning set forth in Section 13.12.

      (u)   "Disclosing Party" has the meaning set forth in Section 12.1.

      (v)   "Disengagement Period" has the meaning set forth in Section 14.4(a).

      (w) "Diveo" or "Buyer" has the meaning set forth in the preamble to this Agreement.

      (x) "Diveo Network" means the physical, transport and application network layers of the communication infrastructure used by Diveo (including its Affiliates) to connect to its customers and central offices in a variety of combinations up to Demarcation Points. It is anticipated that the Diveo Network will include domestic intra-city networks, inter-city networks, international networks and international intra-city networks.

      (y)   "Documentation" has the meaning set forth in Section 8.1(f).

      (z) "Effective Date" has the meaning set forth in the preamble to this Agreement.

      (aa) "Equipment" means the equipment, hardware, firmware, cabling and embedded Software components that may be purchased, or with respect to embedded Software, licensed by Diveo from or through Lucent under this Agreement. As of the Effective Date, the categories of Equipment include the categories identified as such in Schedule A.

      (bb)  "Extended Term" has the meaning set forth in Section 2.2.

      (cc) "Extended Warranty Period" means Diveo's extension of the Warranty Period for a Product one or more times in its sole discretion upon payment of the maintenance fees set forth in Schedule C.

      (dd)  "Incremental DDP Costs" has the meaning set forth in Section 10.1.

      (ee) "Influence" and its derivatives means (i) legal, beneficial, or equitable ownership, directly or indirectly, of more than an Interest of outstanding capital stock (or other ownership interest, if not a corporation) of an entity ordinarily having voting rights or (ii) with respect to entities incorporated or principally operating in the United States, management or operational control over such entity.

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

      (ff)  "Initial Term" has the meaning set forth in Section 2.1.

      (gg) "Interest" means fifty percent (50%) or more, or the maximum percentage interest permitted by law if less than fifty percent (50%).

      (hh)  "Key Lucent Positions" has the meaning set forth in Section 5.2(a).

      (ii)  "Licenses" has the meaning set forth in Section 8.1(a).

      (jj) "Lucent" or "Seller" has the meaning set forth in the preamble to this Agreement. With respect to the obligation to fulfill Purchase Orders, "Lucent" shall also include Lucent's distributors; provided, however, Lucent shall remain fully responsible for the performance of such distributors.

      (kk) "Lucent Certification" shall mean Lucent's written certification to Diveo that (i) it has fully and successfully tested the Product in accordance with the developed test plan (individually and as integrated into the Diveo Network), (ii) the Product has met the Acceptance Criteria to Lucent's satisfaction and (iii) the Product is available for Diveo's testing in accordance with the applicable test plan.

      (ll) "Lucent Product" means any product, equipment or software created, manufactured and/or developed by Lucent or its Affiliates or third party products, equipment or software branded or logoed by Lucent or its Affiliates, and shall include those products, equipment and software identified in this Agreement as Lucent Products and otherwise made commercially available by Lucent or its Affiliates.

      (mm)  "Milestone" has the meaning set forth in Section 5.3(a).

      (nn)  "Milestone Date" has the meaning set forth in Section 5.3(a).

      (oo) "Network Architecture" means the overall design and architecture specification for the Diveo Network, including sizing and engineering requirements, from which the Network Technology is developed.

      (pp) "Network Element" means any product or transport service necessary for the proper operation of the Network, which will be set forth in the Network Technology.

      (qq) "Network Technology" means the deliverable developed from the Network Architecture by Lucent for review and approval by Diveo, all as set forth in Schedule A, that identifies the Product and transport specifications for implementation as part of the City Plan.

      (rr) "Non-conformity" means the failure of a Product to comply with the Acceptance Criteria and such other criteria as are set forth in this Agreement.

      (ss)  "Notice of Election" has the meaning set forth in Section 16.4(a).

      (tt) "Out-of-Pocket Expenses" means reasonable and actual out-of-pocket expenses incurred by a Party, but not including that Party's overhead costs (or allocations thereof), administrative expenses or other mark-ups.


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

      (uu) "Party" means either Diveo or Lucent, as appropriate, and "Parties" means Diveo and Lucent.

      (vv)  "Product" means Lucent Products and Third Party Products.

      (ww)  "Provisional Acceptance" has the meaning set forth in Section 6.1.

      (xx)  "Purchase Order" has the meaning specified in Section 3.1(a).

      (yy)  "Receiving Party" has the meaning set forth in Section 12.1.

      (zz) "Service" means Third Party Services and the services provided by Lucent pursuant to this Agreement and (i) described in any Purchase Order, or (ii) not specifically described in a Purchase Order, but implied by or required for the proper performance and provision of services included in a Purchase Order. For purposes of this Agreement, "Service" shall also include those services that result in a deliverable (e.g., documentation, designs, engineering reports). As of the Effective Date, the Services that Diveo may purchase from Lucent include those services identified as such in Schedule A. Lucent shall also provide those training services described in Schedule G.

      (aaa) "Service Level" has the meaning given in Section 7.1.

      (bbb) "Software" means software, in object code form, including applicable documentation, that may be licensed by Diveo from Lucent under this Agreement or that is developed by Lucent as a Product pursuant to this Agreement.

      (ccc) "Source Code" means both machine-readable and human-readable copies of Software consisting of instructions to be executed upon a computer in the language used by its programmers (i.e., prior to compilation or assembly) in a form in which the program logic of the Software is deducible by a human being, fully commented, and including all related flow diagrams and all other documentation and manuals which would allow Diveo to properly effect modifications and support for Software Products provided under this Agreement.

      (ddd) "Specifications" means Diveo Network design standards provided to Lucent in writing and accepted by Lucent and Lucent's or the relevant Product manufacturers' published specifications for particular Products furnished hereunder.

      (eee) "Technical Materials Trigger Event" has the meaning given in Section 8.4.

      (fff) "Term" has the meaning set forth in Section 2.2.

      (ggg) "Territory" shall mean those countries listed in Schedule D, as such list may be added to from time to time in accordance with Section 1.2(b) of the Agreement.

      (hhh) "Third Party Content" means Third Party Products and Third Party Services.

      (iii) "Third Party Product" means any product ordered hereunder that is not a Lucent Product.

      (jjj) "Third Party Service" means any services ordered hereunder that is not a Lucent Service.


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

      (kkk) "Virus" means: (i) program code, programming instruction or set of instructions intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically designated to be a virus.

      (lll) "Warranty Period" means, for each Product or Service, the applicable period set forth in Schedule H measured from the date of Acceptance.

      (mmm) "Year 2000 Compliant" means the ability of a Product provided or developed by Lucent pursuant to this Agreement to (i) correctly process, provide, interpret, manipulate and receive date data within and between the twentieth and twenty-first centuries, without causing logical or mathematical inconsistencies, processing errors, loss of functionality or performance, or other failures, and (ii) interoperate with other technical systems (including but not limited to hardware and software) having the characteristics described in
            (i) and with date data of the twentieth and twenty-first centuries. With respect to any data that is generated or provided in conjunction with the Products, such data shall contain such information or be so formatted as to permit hardware or software with the characteristics described in (i) of the foregoing sentence to correctly process, provide, interpret, manipulate and receive such data within and between the twentieth and twenty-first centuries, without causing logical or mathematical inconsistencies, processing errors, loss of functionality or performance, or other failures with respect to such Products.










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